Exhibit 10.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NATIONAL GENERAL HOLDINGS CORP.,

BLUEBIRD ACQUISITION CORP.,

ELARA HOLDINGS, INC.

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC

solely in its capacity as Company Holders’ Representative hereunder

Dated as of June 24, 2016

i

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, is dated as of June 24, 2016, by and among National General Holdings Corp., a Delaware corporation (“Parent”), Bluebird Acquisition Corp., a Delaware corporation (“Merger Sub”), Elara Holdings, Inc., a Delaware corporation (the “Company”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Company Holders’ Representative (as defined below). Parent, Merger Sub, the Company and the Company Holders’ Representative shall each be referred to herein from time to time as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company and its Subsidiaries are engaged in the business of writing personal lines insurance and providing customers with related financial services, which include auto and life insurance, prepaid debit cards and roadside assistance (the “Business”);

WHEREAS, Parent desires to acquire, directly or indirectly, one hundred percent (100%) of the issued and outstanding capital stock of the Company in a reverse subsidiary merger transaction on the terms and subject to the conditions set forth herein;

WHEREAS, each of (a) Parent, as the sole stockholder of Merger Sub, (b) the board of directors of Merger Sub and (c) the board of directors of the Company has approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company, with the Company surviving such merger, upon the terms and subject to the conditions set forth in this Agreement, and the board of directors of the Company has declared it advisable and in the best interests of the stockholders of the Company that this Agreement be adopted by, and the merger of Merger Sub with and into the Company, with the Company surviving such merger, be approved by, the stockholders of the Company; and

WHEREAS, concurrent with the execution of this Agreement, (a) the Identified Company Stockholders have executed and delivered to the Company and Parent the Stockholder Written Consents, (b) Parent, in its capacity as the sole stockholder of Merger Sub, has executed and delivered to the Company an action by written consent evidencing the adoption of this Agreement, and (c) the Identified Company Stockholders have executed and delivered to Parent the Stockholder Commitment Letter.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

DEFINITIONS, TERMS AND INTERPRETIVE MATTERS

Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Accounting Methodologies” means GAAP applied in accordance with the methodologies set forth in Section 1.01(a)(1) of the Company Disclosure Schedule.

“Acquisition Proposal” shall have the meaning set forth in Section 6.03 hereof.

“Action” shall mean any judicial, administrative or arbitral action, claim, suit, arbitration, investigation or proceeding (public or private) by or before a Governmental Authority.

“Adjustment Escrow Account” shall mean the escrow account established pursuant to the Escrow Agreement in respect of the Adjustment Escrow Amount.

“Adjustment Escrow Amount” shall mean one million five hundred thousand dollars ($1,500,000).

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided that, in no event shall the Company or any of the Company’s Subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with TPG or Calera and no portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with TPG or Calera shall be considered to be an Affiliate of the Company or any of the Company’s Subsidiaries.

“Aggregate Closing Consideration” shall be an amount equal to (i) the Premium, plus (ii) the Estimated Closing Net Worth, plus (iii) the Estimated Tax Benefit Amount, plus (iv) the Upward Estimated DTA Adjustment (if any), minus (v) the Downward Estimated DTA Adjustment (if any), minus (vi) the Escrow Amount, minus (vii) the Expense Fund Amount.

“Aggregate Common Stock Payments” shall have the meaning set forth in Section 3.01(b) hereof.

“Aggregate Option Payments” shall have the meaning set forth in Section 3.03 hereof.

“Aggregate Restricted Stock Payments” shall have the meaning set forth in Section 3.04 hereof.

“Aggregate Settlement Payments” shall mean, collectively, the Common Stock Settlement Payments, the Option Settlement Payments and the Restricted Stock Settlement Payments.

“Agreement” shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Annual Financial Statements” shall have the meaning set forth in Section 4.04(a) hereof.

“Applicable Closing Net Worth” shall have the meaning set forth in Section 3.13(a) hereof.

“Applicable DTA” shall have the meaning set forth in Section 3.13(a) hereof.

“Balance Sheet Date” shall have the meaning set forth in Section 4.04(a) hereof.

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 4.02 hereof.

“Burdensome Condition” shall have the meaning set forth in Section 6.02(j) hereof.

“Business” shall have the meaning set forth in the Recitals hereto.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by Law or executive order to close.

“Calculation Time” shall have the meaning set forth in Section 3.05(b).

“Calera” shall mean Calera Capital Partners III, L.P., Calera X, LLC, Calera Capital Partners III Side-By-Side L.P. and Calera Capital Advisors, L.P., and their respective Affiliates and successors.

“Certificate of Merger” shall have the meaning set forth in Section 2.03 hereof.

“Closing” shall have the meaning set forth in Section 2.02 hereof.

“Closing Balance Sheet” shall have the meaning set forth in Section 3.13(a) hereof.

“Closing Date” shall have the meaning set forth in Section 2.02 hereof.

“Closing Net Worth” shall mean an amount equal to the difference of (i) the Total Assets as of the Calculation Time, minus (ii) the Total Liabilities as of the Calculation Time; provided that, the Closing Net Worth shall be calculated without regard to the impact of any acquisition of any business by the Company or any of its Subsidiaries consented to by Parent in accordance with Section 6.01(a).

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Commercially Available Software” shall mean any computer software used by the Company or any of the Subsidiaries, including pursuant to a Third Party Intellectual Property License, which is generally commercially available and either (a) is available on standard and non-negotiated terms or (b) was licensed for a license fee of less than one hundred thousand dollars ($100,000) per annum (or three hundred thousand dollars ($300,000) over the term of the license agreement if license fees are not determined on an annual basis).

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Common Stock Settlement Payments” shall have the meaning set forth in Section 3.01(b) hereof.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company Affiliate Arrangement” shall have the meaning set forth in Section 4.20 hereof.

“Company Disclosure Schedule” shall have the meaning set forth in Article IV.

“Company Fundamental Representations” shall mean, collectively, the first sentence of Section 4.01(a) and the first sentence of Section 4.01(b) (Organization, Standing and Power), Section 4.02 (Authorization), Section 4.03(a)(i) and 4.03(b) (Noncontravention), Section 4.06 (Capitalization), Section 4.07 (Subsidiaries), Section 4.19 (Taxes), and Section 4.22 (Brokers).

“Company Holders” shall mean, collectively, (a) each Stockholder, (b) each holder of shares of Company Restricted Stock and (c) each Optionholder, in each case, as of immediately prior to the Effective Time.

“Company Holder Indemnified Parties” shall mean the Company Holders and their respective Affiliates, and their respective directors, officers, shareholders, members, managers, partners and employees.

“Company Holder Payment Schedule” shall have the meaning set forth in Section 3.05(c) hereof.

“Company Holders’ Representative” shall mean the representative of the Company Holders having the duties, rights and obligations set forth in this Agreement.

“Company Intellectual Property” shall mean all Owned Company Intellectual Property and Licensed Company Intellectual Property.

“Company Material Adverse Effect” shall mean an effect, event, change, development, occurrence or circumstance that individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, results of operations, condition (financial or otherwise), assets, Liabilities or properties of the Company and the Company’s Subsidiaries, taken as a whole; provided, however, that no effect, event, change, development, occurrence or circumstance arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been a Company Material Adverse Effect: (a) any conditions affecting the property and casualty insurance industries in which the Company or its Subsidiaries operate generally; (b) general economic conditions, including changes in the credit, debt, financial, currency or capital markets (including changes in interest or exchange rates), in each case, in the United States of America (“U.S.”) or anywhere else in the world; (c) earthquakes, floods, fires, hurricanes, tropical storms, tornadoes, volcanic eruptions, pandemics, natural disasters or other acts of nature; (d) global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (e) the announcement or pendency or consummation of the transactions contemplated by this Agreement (including the identity of Parent), including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, and any other negative development (or potential negative development) of the Company or any Subsidiary of the Company with any clients, customers, suppliers, distributors, partners, financing sources, directors, officers or other employees and/or consultants and/or on revenue, profitability and cash flows; (f) any change after the date hereof in Laws or GAAP or SAP or the interpretation thereof; (g) any failure (in and of itself) by the Company or any Subsidiary of the Company to meet any revenue, earnings or other financial projections or forecasts (but not the facts or circumstances giving rise to such failure unless otherwise excluded from the definition of Company Material Adverse Effect); (h) any change or announcement of a potential change, in and of itself, in the credit, financial strength or claims paying ratings of the Company or any of the Company’s Subsidiaries (but not the underlying cause thereof unless otherwise excluded from the definition of Company Material Adverse Effect); and (i) the effects of any breach, violation or non-performance of any provision of this Agreement by Parent, Merger Sub or any of their respective Affiliates, except in the case of subclauses (a), (b), (c) and (d), to the extent that the same is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate.

“Company Option” shall mean any option to purchase shares of Common Stock granted under the Equity Plan.

“Company Restricted Stock” shall mean any award of Common Stock, granted under the Equity Plan, that remains subject to a substantial risk of forfeiture.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated February 9, 2016 between Parent and the Company.

“Contract” shall mean, with respect to any Person, any written or oral agreement, contract, lease, sublease, license, instrument, commitment or other legally binding obligation to which such Person is a party or is otherwise subject or bound.

“Credit Agreement” shall mean the Amended and Restated Loan Agreement, dated as of April 6, 2015, by and among the Company, Direct General Corporation, a Tennessee corporation, the lenders party thereto, Fifth Third Bank, as collateral agent and as co-administrative agent, and First Tennessee Bank National Association, as co-administrative agent, as amended, restated, supplemented or otherwise modified.

“D&O Indemnitees” shall have the meaning set forth in Section 6.07(a) hereof.

“D&O Policy” shall have the meaning set forth in Section 6.07(d) hereof.

“Damages” shall have the meaning set forth in Section 9.01 hereof.

“De Minimis Limitation” shall have the meaning set forth in Section 9.04(a) hereof.

“Deductible” shall mean one million two hundred seventy-five thousand dollars ($1,275,000).

“Deferred Tax Asset Amount” shall mean the sum of (i) the excess of the federal deferred tax assets of the Company over the federal deferred tax liabilities of the Company, in each case as of the Calculation Time and computed in accordance with the Accounting Methodologies but without regard to net operating losses and without regard to any valuation allowance and (ii) the product of (a) 80% and (b) the federal deferred tax assets of the Company attributable to the amount of federal income tax net operating losses of the Company which such federal income tax net operating losses are not in excess of fifty-two million six hundred thousand dollars ($52,600,000), computed in accordance with the Accounting Methodologies but without regard to any valuation allowance, and (iii) the product of 11.375% multiplied by the lesser of (x) the amount of the federal income tax net operating losses of the Company in excess of fifty-two million six hundred thousand dollars ($52,600,000), if any, and (y) the Section 382 Cap less (for purposes of this clause (y)) the deductible portion for federal income tax purposes of the Transaction Expenses determined in accordance with Section 1.01(b) of the Company Disclosure Schedule.

“Delaware Courts” shall have the meaning set forth in Section 10.08(b).

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Disputed Items” shall have the meaning set forth in Section 3.13(c)(i) hereof.

“Downward Estimated DTA Adjustment” means the amount (if any) by which the Target DTA is in excess of the Estimated DTA.

“Effective Time” shall have the meaning set forth in Section 2.03 hereof.

“Electronic Data Room” shall mean the electronic data room established by or on behalf of the Company, as the same exists as of the date of this Agreement.

“Environmental Laws” shall mean all Laws relating to pollution or protection of the environment, human health or safety or natural resources, including Release of or exposure to any Hazardous Materials.

“Equity Plan” shall mean the Elara Holdings, Inc. 2007 Long-Term Equity Incentive Plan, as amended.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each trade or business (whether or not incorporated) that together with the Company would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Escrow Agent” shall mean JPMorgan Chase Bank, N.A.

“Escrow Agreement” shall mean an agreement in substantially the form attached to Section 1.01(c) of the Company Disclosure Schedule.

“Escrow Amount” shall mean the sum of the Adjustment Escrow Amount plus the Indemnity Escrow Amount.

“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 3.05(a) hereof.

“Estimated Closing Net Worth” shall have the meaning set forth in Section 3.05(a) hereof.

“Estimated Closing Statement” shall have the meaning set forth in Section 3.05(a) hereof.

“Estimated DTA” shall have the meaning set forth in Section 3.05(a) hereof.

“Estimated Tax Benefit Amount” shall have the meaning set forth in Section 3.05(a) hereof.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder.

“Excluded Shares” shall have the meaning set forth in Section 3.01(c) hereof.

“Expense Fund” shall mean the fund established by the Company Holders’ Representative to hold the Expense Fund Amount.

“Expense Fund Amount” shall have the meaning set forth in Section 10.16(f) hereof.

“Final Closing Balance Sheet” shall have the meaning set forth in Section 3.13(c)(v) hereof.

“Final Closing Net Worth” shall have the meaning set forth in Section 3.13(c)(v) hereof.

“Final Closing Statement” shall have the meaning set forth in Section 3.13(c)(v) hereof.

“Final DTA” shall have the meaning set forth in Section 3.13(c)(v) hereof.

“Final Tax Benefit Amount” shall have the meaning set forth in Section 3.13(c)(v) hereof.

“Financial Statements” shall have the meaning set forth in Section 4.04(a) hereof.

“FIRPTA Certificate” shall mean a non-U.S. real property interest certificate described under Treasury Regulation section 1.1445-2(c)(3) that (i) includes the information described in Treasury Regulation section 1.897-2(h)(2), (ii) states that the Company is not a “United States Real Property Holding Company” as defined in Section 897(c)(2) of the Code and Treasury Regulation section 1.897-2, (iii) is signed by a duly authorized officer of the Company, and (iv) is dated no more than thirty (30) days before the Effective Time.

“Form Agent Contract” shall have the meaning set forth in Section 4.12(a) hereof.

“Fraud” means with respect to any Party, the knowing and intentional misrepresentation of material facts which constitute common law fraud under the laws of the State of Delaware.

“Fully Diluted Common Shares” shall mean, as of any date, (a) the aggregate number of shares of Common Stock issued and outstanding (which, for the avoidance of doubt, includes the aggregate number of shares of Company Restricted Stock, but shall not include Excluded Shares) immediately prior to the Effective Time plus (b) the aggregate number of In-the-Money Company Options determined as of such date.

“GAAP” shall mean generally accepted accounting principles in the U.S., consistently applied.

“Governmental Authority” shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, European Union, multinational or other supranational, national, federal, regional or state or any agency, instrumentality, authority, department, commission, board or bureau thereof, or any court, arbitrator, arbitration panel or similar judicial body.

“Hazardous Materials” shall mean any pollutant, contaminant, waste, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, and toxic, radioactive, infectious, disease-causing, medical or hazardous wastes, substances, materials or agents, including all substances defined or regulated as “Hazardous Substances,” “Toxic Substances,” “Pollutants,” or “Contaminants” or words of similar meaning or effect pursuant to any Environmental Law.

“HSR Act” shall mean the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Identified Company Stockholders” shall mean the Stockholders listed in Section 1.01(d) of the Company Disclosure Schedule.

“Indebtedness” shall mean, as applied to any Person as of any time, without duplication: (a) the unpaid principal amount, and accrued interest, required premiums, penalties and other required fees, expenses (if any) and other payment obligations or amounts due, in each case, in respect of (i) indebtedness for borrowed money of such Person or its Subsidiaries, (ii) indebtedness evidenced by bonds, debentures, notes or other similar instruments to the extent drawn and (iii) obligations with respect to currency or interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Company and its Subsidiaries thereunder); (b) all obligations under capitalized leases with respect to which the Company or any of its Subsidiaries is liable; (c) any amounts for the deferred purchase price of goods and services (other than trade accounts payable of not more than sixty (60) days), including any earn out Liabilities associated with past acquisitions; and (d) all obligations of the type referred to in clauses (a) through (c) of other Persons for which the Company or any of its Subsidiaries is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations or any agreement to keep well. For the avoidance of doubt, “Indebtedness” shall not include the Transaction Expenses.

“Indemnified Party” shall have the meaning set forth in Section 9.03(a) hereof.

“Indemnifying Party” shall have the meaning set forth in Section 9.03(a) hereof.

“Indemnity Escrow Account” shall mean the escrow account established pursuant to the Escrow Agreement in respect of the Indemnity Escrow Amount.

“Indemnity Escrow Amount” shall mean one million two hundred seventy-five thousand dollars ($1,275,000).

“Independent Expert” shall have the meaning set forth in Section 3.13(c)(iii) hereof.

“Insurance Cap” shall have the meaning set forth in Section 6.07(d) hereof.

“Insurance Company Subsidiaries” shall mean, collectively: (a) Direct National Insurance Company, an Arkansas insurance company, (b) Direct General Insurance Company, an Indiana insurance company, (c) Direct General Insurance Company of Louisiana, a Louisiana insurance company, (d) Direct General Insurance Company of Mississippi, a Mississippi insurance company, (e) Direct General Life Insurance Company, a South Carolina insurance company and (f) Direct Insurance Company, a Tennessee insurance company.

“Insurance Contract” shall have the meaning set forth in Section 4.11(a) hereof.

“Intellectual Property” shall mean all intellectual property and equivalent rights in any jurisdiction throughout the world, whether registered or unregistered, including all U.S. and foreign (i) Patents, (ii) Trademarks, (iii) copyrights and copyrightable subject matter, (iv) rights in software (in both source code and object code), databases and other compilations of information, and all software and content constituting or contained on Internet sites, (v) domain names and social media identifiers, and (vi) Trade Secrets.

“Interim Balance Sheets” shall have the meaning set forth in Section 6.09 hereof.

“Interim Financial Statements” shall have the meaning set forth in Section 4.04(a) hereof.

“In-the-Money Company Option” shall mean a Company Option with a per share exercise price that is less than (i) for purposes of determining the Option Settlement Payments, the Per Share Merger Closing Consideration or (ii) for all other purposes (including clause (y) of Section 3.03, Section 3.13(e) and Section 9.10), the sum of (a) the Per Share Merger Closing Consideration, (b) the amount paid by Parent pursuant to Section 3.13(e)(i) on a per Fully Diluted Share basis and (c) the amount released pursuant to Section 9.10 on a per Fully Diluted Share basis.

“IRS” shall have the meaning set forth in Section 4.12(a) hereof.

“Knowledge” of a Person shall mean: (a) with respect to the Company, the knowledge of the natural Persons listed in Section 1.01(e) of the Company Disclosure Schedule after reasonable inquiry; and (b) with respect to Parent, the knowledge of the natural Persons listed in Section 1.01(a) of the Parent Disclosure Schedule after reasonable inquiry.

“Law” shall mean any national, regional or local law (common, statutory, civil and criminal), statute, ordinance, rule, regulation, code, order, judgment, decree, injunction or other legally binding obligation imposed by or on behalf of a Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 4.15(b) hereof.

“Legal Request” shall have the meaning set forth in Section 10.14(c).

“Lender” shall mean any lender, or if applicable, lessor or other party owed any amounts with respect to Outstanding Company Indebtedness, other than the lenders and lessors set forth in Section 1.01(f) of the Company Disclosure Schedule.

“Letter Agreement” shall mean that certain letter agreement, dated as of the date hereof, entered into among Parent, Merger Sub, the Company and certain Identified Company Stockholders.

“Letter of Transmittal” shall mean the letter of transmittal in substantially the form attached to Section 1.01(g) of the Company Disclosure Schedule.

“Liabilities” shall mean all indebtedness, obligations and other liabilities of any nature.

“Licensed Company Intellectual Property” shall mean the material Intellectual Property used by the Company and each of its Subsidiaries in the Business pursuant to any Third Party Intellectual Property License.

“Liens” shall mean any lien, pledge, mortgage, hypothecation, deed of trust, security interest, easement, servitude, preemptive right, right of first refusal, option, transfer restriction, or other encumbrance.

“Litigation Side Letter” shall mean that certain letter agreement, dated as of the date hereof, among the parties hereto in respect of certain post-Closing matters.

“Lost Certificate Affidavit” shall have the meaning set forth in Section 3.07(b) hereof.

“Material Contracts” shall have the meaning set forth in Section 4.13(a) hereof.

“Merger” shall have the meaning set forth in Section 2.01 hereof.

“Merger Consideration” shall mean the aggregate of the Aggregate Common Stock Payments, the Aggregate Option Payments, and the Aggregate Restricted Stock Payments, as may be adjusted by the Post-Closing Adjustment in accordance with Section 3.13 hereof.

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“Non-Disputed Item” shall have the meaning set forth in Section 3.13(c)(i) hereof.

“Non-Recourse Parties” shall have the meaning set forth in Section 10.13 hereof.

“Notice of Disagreement” shall have the meaning set forth in Section 3.13(c)(i) hereof.

“Option Additional Payments” shall have the meaning set forth in Section 3.03.

“Option Settlement Payments” shall have the meaning set forth in Section 3.03 hereof.

“Optionholder” shall mean a holder of a Company Option.

“Optionholder Commitment Letter” shall mean the consent to be executed by Optionholders prior to the Closing, substantially in the form of the Stockholder Commitment Letter.

“Order” shall mean any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority of competent jurisdiction or any assessment, determination, stipulation or writ issued by or agreement entered into with any Governmental Authority.

“Ordinary Course of Business” shall mean, with respect to a Person, the ordinary course of business of such Person, prior to the date of this Agreement, consistent with past practice.

“Organizational Documents” shall mean any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements, limited liability company agreements, certificates of limited partnership, partnership agreements, shareholder agreements and certificates of existence, as applicable.

“Outstanding Claims” shall have the meaning set forth in Section 9.10 hereof.

“Outstanding Company Indebtedness” shall mean the total amount of outstanding Indebtedness of the Company and its Subsidiaries as of the Calculation Time.

“Owned Company Intellectual Property” shall have the meaning set forth in Section 4.18(a) hereof.

“Owned Real Property” shall have the meaning set forth in Section 4.15(a) hereof.

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Disclosure Schedule” shall have the meaning set forth in Article V hereof.

“Parent Fundamental Representations” shall mean, collectively, the first sentence of Section 5.01(a) (Organization, Standing and Power), Section 5.02 (Authorization), Section 5.03(a)(i) and 5.03(b) (Noncontravention) and Section 5.09 (Brokers).

“Parent Indemnified Parties” shall mean Parent, the Surviving Corporation and their respective Affiliates, and their respective directors, officers, shareholders, members, managers, partners and employees.

“Parent Material Adverse Effect” shall mean the prohibition, or a material impairment or delay, of the ability of Parent or Merger Sub to perform their respective obligations under this Agreement.

“Parent Plans” shall have the meaning set forth in Section 6.08(b) hereof.

“Party” or “Parties” shall have the meaning set forth in the Preamble hereof.

“Patents” shall mean all issued patents, including design patents and utility patents, pending patent applications, and any and all reissues, divisions, continuations, continuations-in-part, continuing patent applications, reexaminations and extensions thereof, and any counterparts claiming priority therefrom.

“Pay-Off Letter” shall mean a document provided by each Lender, setting forth the aggregate amount required to be paid to such Lender on the Closing Date in order to fully discharge the Outstanding Company Indebtedness owing to such Lender under the Credit Agreement (such amount, the “Pay-Off Company Indebtedness”) and confirming that promptly upon receipt of such payment such Lender will release all liens for such Pay-Off Company Indebtedness, in each case, in form and substance customary for a pay-off of such type.

“Paying Agent” shall have the meaning set forth in Section 3.07(a) hereof.

“Paying Agent Agreement” shall have the meaning set forth in Section 3.07(a) hereof.

“Payment Fund” shall have the meaning set forth in Section 3.07(a) hereof.

“Per Share Merger Closing Consideration” shall mean an amount equal to the quotient of (i) the sum of (A) Aggregate Closing Consideration and (B) the aggregate exercise price of In-the-Money Company Options that are deemed to be exercised pursuant to Section 3.03, divided by (ii) the number of Fully Diluted Common Shares.

“Permits” shall mean any license, franchise, permit, certificate, consent, registration, approval or similar authorizations from any Governmental Authority.

“Permitted Liens” shall mean (a) all defects, exceptions, restrictions, easements, rights of way, covenants, conditions, exclusions, encumbrances and other similar matters, in each case with respect to real property, disclosed in policies of title insurance set forth in Section 1.01(i)(1) of the Company Disclosure Schedule and delivered or made available to Parent prior to the date hereof, (b) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in the Interim Financial Statements in accordance with GAAP and will be reflected in the Estimated Closing Balance Sheet, (c) mechanics’, carriers’, workers’, repairers’, construction contractors’, landlords’ and similar Liens arising or incurred in the Ordinary Course of Business that are not yet delinquent or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in the Interim Financial Statements in accordance with GAAP and will be reflected in the Estimated Closing Balance Sheet, (d) zoning, building codes, entitlement and other land use and environmental regulations by any Governmental Authority, none of which materially impact the current use of the affected property, (e) Liens securing Indebtedness which are set forth in Section 1.01(i)(2) of the Company Disclosure Schedule, which Liens will be released at the Closing pursuant to Pay-Off Letters delivered in accordance with Section 3.06(a)(iii), (f) Liens arising under workers’ compensation, unemployment insurance or other types of social security, retirement and similar legislation for which adequate reserves have been established in the Interim Financial Statements in accordance with GAAP and will be reflected in the Estimated Closing Balance Sheet and (g) restrictions on transfers of securities under applicable securities Law.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Information” shall have the meaning set forth in Section 4.18(f) hereof.

“Plans” shall mean, collectively, each employment, consulting, executive compensation, bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change-in-control, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), sponsored, maintained or contributed to or required to be contributed to by the Company or any Subsidiary or by any ERISA Affiliate for the benefit of any employee or former employee of the Company or any Subsidiary.

“Policy” shall mean the representation and warranty insurance policy provided by the Policy Insurer to Parent in respect of the transactions contemplated by this Agreement and the Related Agreements.

“Policy Insurer” shall mean National Fire and Marine Insurance Company.

“Post-Closing Adjustment” shall mean an aggregate amount equal to the sum of (i) the difference of the Final Closing Net Worth minus the Estimated Closing Net Worth, plus (ii) the difference of the Final Tax Benefit Amount minus the Estimated Tax Benefit Amount, plus (iii) the difference of the Final DTA minus the Estimated DTA.

“Post-Closing Statement” shall have the meaning set forth in Section 3.13(a) hereof.

“Premium” shall mean sixty-two million seven hundred thousand dollars ($62,700,000).

“Privileged Deal Communications” shall have the meaning set forth in Section 10.14(a).

“Reference Balance Sheet” shall mean the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2015, prepared in accordance with the Accounting Methodologies, and attached hereto as Section 1.01(a)(2) of the Company Disclosure Schedule.

“Reference Closing Statement” shall mean the illustrative closing statement setting forth a calculation of Closing Net Worth (including Outstanding Company Indebtedness and Transaction Expenses), the Tax Benefit Amount and the Deferred Tax Asset Amount as if the Closing had occurred on December 31, 2015, prepared in accordance with the Accounting Methodologies, and attached hereto as Section 1.01(a)(3) of the Company Disclosure Schedule.

“Registered Company Intellectual Property” shall have the meaning set forth in Section 4.18(a) hereof.

“Reinsurance Contract” shall have the meaning set forth in Section 4.23 hereof.

“Related Agreements” shall mean any agreement, certificate or instrument that is to be entered into or delivered pursuant to this Agreement, including the Certificate of Merger, the Escrow Agreement, the Paying Agent Agreement, the Letter Agreement, the SRS Letter Agreement, the Litigation Side Letter, each Letter of Transmittal, each Stockholder Commitment Letter and each Optionholder Commitment Letter.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Materials into the environment.

“Release Date” shall have the meaning set forth in Section 9.10 hereof.

“Representative Losses” shall have the meaning set forth in Section 10.16(g) hereof.

“Restricted Stock Settlement Payments” shall have the meaning set forth in Section 3.04 hereof.

“SAP” shall mean, as to any insurance or reinsurance company, the statutory accounting practices prescribed or permitted by applicable insurance Laws and the insurance regulatory authorities, in each case, of the jurisdiction in which such company is domiciled, including any permitted practices applicable specifically to any such company.

“SAP Statements” shall have the meaning set forth in Section 4.04(b) hereof.

“Section 382 Cap” shall mean the excess of (i) twenty (20) times the product of (a) the Merger Consideration and (b) the long term tax-exempt rate published by the Internal Revenue Service applicable to ownership changes under Code Section 382 for the month in which the Closing Date occurs over (ii) fifty-two million six hundred thousand dollars ($52,600,000).

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the applicable rules and regulations thereunder.

“Skadden” shall mean Skadden, Arps, Slate, Meagher & Flom LLP.

“Specified Percentage” shall mean, as of any date, with respect to each Company Holder, a fraction having a numerator equal to (i) the number of shares of Common Stock (including the aggregate number of shares of Company Restricted Stock) held by such Company Holder immediately prior to the Effective Time, plus (ii) the number of Company Options held by such Company Holder immediately prior to the Effective Time that are In-the-Money Company Options as of such date and having a denominator equal to the Fully Diluted Common Shares determined as of such date. The Specified Percentage shall be re-calculated following the Closing in accordance with Section 3.05(d).

“SRS Letter Agreement” shall mean that certain letter agreement, dated as of June 24, 2016, entered into among the Company, the Company Holders’ Representative and certain Identified Company Stockholders.

“Stock Certificate” shall have the meaning set forth in Section 3.07(b) hereof.

“Stockholder” shall mean a holder of shares of Common Stock.

“Stockholder Approval” shall have the meaning set forth in Section 4.03(b) hereof.

“Stockholder Commitment Letter” shall mean that certain Letter Agreement, dated as of the date hereof, among the Company, Parent and each Identified Company Stockholder reflecting certain agreements of the parties thereto in connection with the transactions contemplated by this Agreement.

“Stockholder Written Consents” shall have the meaning set forth in Section 4.03(c) hereof.

“Stockholders Agreements” shall mean (i) the Management Stockholders’ Agreement of the Company, dated as of December 4, 2006, as amended, by and among the Company, Calera Capital Partners III, L.P., Fremont Partners III Side-By-Side, L.P., Calera X LLC, TPG Partners V, L.P., TPG FOF V-A, L.P., TPG FOF V-B, L.P., and the management stockholders named on the signature pages thereto under the caption “Management Stockholder”, (ii) the Management Stockholders’ Agreement of the Company, dated as of December 4, 2006, as amended, by and among the Company, Calera Capital Partners III, L.P., Fremont Partners III Side-By-Side, L.P., Calera X LLC, TPG Partners V, L.P., TPG FOF V-A, L.P., TPG FOF V-B, L.P., and the management stockholders named on the signature pages thereto under the caption “Management Stockholder” and (iii) the Director Stockholders’ Agreement, dated May 13, 2010, as amended, by and among the Company, Calera Capital Partners III, L.P., Fremont Partners III Side-By-Side, L.P., Calera X LLC, TPG Partners V, L.P., TPG FOF V-A, L.P., TPG FOF V-B, L.P., and the director stockholders named on the signature pages thereto under the caption “Director Stockholder.”

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a company or corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Survival Period” shall have the meaning set forth in Section 9.05 hereof.

“Surviving Corporation” shall have the meaning set forth in Section 2.01 hereof.

“Target DTA” shall mean forty-four million eight hundred fifteen thousand dollars ($44,815,000).

“Tax Benefit Amount” shall mean the product of (i) 11.375% and (ii) the lesser of (x) the deductible portion for federal income tax purposes of the Transaction Expenses determined in accordance with Section 1.01(b) of the Company Disclosure Schedule and (y) the Section 382 Cap.

“Tax Contest” shall have the meaning set forth in Section 9.09 hereof.

“Tax Law” shall mean any Law relating to Taxes.

“Tax Return” shall mean any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Law or administrative requirements relating to any Tax.

“Taxes” shall mean (i) all taxes, charges, fees, duties, levies or other similar assessments imposed by any federal, state, local or foreign Governmental Authority, including income, gross receipts, excise, property, sales, gain, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes, including any interest, penalties or additions attributable thereto and (ii) Liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person payable by reason of contract, assumption, transferee Liability, operation of law, Treasury Regulation section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Tax Law) or otherwise.

“Termination Date” shall have the meaning set forth in Section 8.01(b) hereof.

“Third Party Approval” shall have the meaning set forth in Section 6.02(d).

“Third Party Claim” shall have the meaning specified in Section 9.03(b)(i) hereof.

“Third Party Claim Notice” shall have the meaning specified in Section 9.03(a) hereof.

“Third Party Intellectual Property Licenses” shall mean agreements under which Intellectual Property owned in whole or in part by Persons other than the Company or the Subsidiaries is licensed for use by the Company or the Subsidiaries, other than agreements for Commercially Available Software.

“Total Assets” shall mean, as of any date of calculation, the tangible book value amount of the total assets of the Company and its Subsidiaries on a consolidated basis calculated in accordance with the Accounting Methodologies, but which shall not include prepaid expenses in respect of the Credit Agreement, federal deferred tax assets and any intangible assets, including goodwill, customer lists and distribution rights.

“Total Liabilities” shall mean, as of any date of calculation, the amount of the Liabilities of the Company and its Subsidiaries required under GAAP (as applied in accordance with the Accounting Methodologies) to be accrued on the financial statements of the Company and its Subsidiaries on a consolidated basis calculated in accordance with the Accounting Methodologies, but which shall not include any federal deferred tax liabilities, and which shall include, for the avoidance of doubt and without duplication, Outstanding Company Indebtedness and Transaction Expenses. For the avoidance of doubt, the amount of any invoice received by the Surviving Corporation from TPG, Calera or their Affiliates within thirty (30) days of the Closing Date as contemplated in the Letter Agreement shall be included as a Total Liability for purposes of the Post-Closing Statement and Final Closing Statement (it being understood that any invoice not so received by the Surviving Corporation from TPG, Calera or their Affiliates within thirty (30) days of the Closing Date as contemplated by the Letter Agreement shall not be paid by the Surviving Corporation, Parent or their Affiliates).

“TPG” shall mean TPG Partners V, L.P., together with any successors.

“Trade Secrets” shall mean all trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common Law) and other confidential or business or technical information if such information derives independent economic value from not being generally known to, and not being readily ascertainable through proper means by, the public, including ideas, formulas, compositions, inventions, discoveries, plans, designs, methodologies, processes and/or procedures, specifications, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information and all other know-how, whether or not protected by patent or copyright Law.

“Trademarks” shall mean all trademarks, service marks, logos, brand names, certification marks, collective marks, d/b/a’s, trade dress, trade names and other indications of origin, all applications and registration of the foregoing, and the goodwill associated therewith and symbolized thereby, including all renewals thereof.

“Transaction Expenses” shall mean all out-of-pocket fees, costs and expenses related to the Merger, this Agreement and the transactions contemplated by this Agreement actually incurred by the Company or any of its Subsidiaries prior to or as of the Closing that remain unpaid as of the Closing, including (a) all change-in-control or similar payments, bonus payments and severance payments or termination costs payable solely as a result of the Closing (without taking into account the actions or inactions of Parent or its Affiliates following the Closing) to any employee of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, including the payments to directors and officers of the Company listed in Section 1.01(j) of the Company Disclosure Schedule, and the employer portion of any employment Taxes incurred or to be incurred by the Company or any of its Subsidiaries under applicable federal, state, local or foreign withholding Law in connection with the payment of any of the foregoing, (b) any fees and disbursements of attorneys, brokers, accountants and other advisors and service providers, including the fees and disbursements of the brokers set forth in Section 4.22 of the Company Disclosure Schedule, (c) any fees for the retention of the Company Holders’ Representative in connection with the Closing, (d) fifty percent (50%) of all Transfer Taxes except to the extent such Taxes are governed by Section 3.07(b), (e) fifty percent (50%) of the aggregate cost of the “run off” coverage or “tail” insurance policy obtained pursuant to Section 6.07(d), (f) fifty percent (50%) of the Escrow Agent’s fees under the Escrow Agreement due in connection with the Closing (it being understood that all other fees of the Escrow Agent shall be paid fifty percent (50%) by Parent, fifty percent (50%) by the Company Holders’ Representative (solely on behalf of the Company Holders from the Expense Fund), pursuant to the Escrow Agreement), (g)

fifty percent (50%) of the Paying Agent’s fees under the Paying Agent Agreement due in connection with the Closing (it being understood that all other fees of the Paying Agent shall be paid fifty percent (50%) by Parent, fifty percent (50%) by the Company Holders’ Representative (solely on behalf of the Company Holders from the Expense Fund), pursuant to the Paying Agent Agreement) and (h) fifty percent (50%) of the total cost of the Policy (as may be subject to increase prior to the Closing pursuant to the terms of the Policy up to an aggregate amount of three hundred seven thousand five hundred dollars ($307,500)). For the avoidance of doubt, any amounts paid or to be paid directly by any Person other than the Company or any of its Subsidiaries or that any Person other than the Company or any of its Subsidiaries pays or reimburses or is otherwise legally obligated to pay or reimburse (including any such fees and expenses incurred by or on behalf of Parent) in connection with the transactions contemplated by this Agreement, shall not constitute a “Transaction Expense” so long as not a Liability of the Company or its Subsidiaries and not paid by the Company or its Subsidiaries.

“Transfer Taxes” shall mean all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any associated penalties and interest).

“Upward Estimated DTA Adjustment” shall mean the amount (if any) by which the Estimated DTA is in excess of the Target DTA.

“WARN Act” shall mean the Federal Worker Adjustment Retraining and Notification Act of 1988, as amended, and any regulations promulgated thereunder.

“Willful Breach” shall mean a material breach that is a consequence of (i) an act or (ii) the failure to take an act required by the terms of this Agreement, by the breaching party with knowledge that the taking of such act, or the failure to take such required act, would, or would reasonably be expected to, cause a breach of this Agreement.

Other Definitional Provisions. As used in this Agreement, references to the following terms have the meanings indicated:

(a) To “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary.

(b) To any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time.

(c) To any “statute” or “regulation” are to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any “section of any statute or regulation” include any successor to the section.

(d) To any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate.

(e) To any “copy” of any Contract or other document or instrument are to a true and complete copy.

(f) To the Preamble or to the Recitals, Sections, Articles or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary.

(g) To the “date of this Agreement,” “the date hereof” and words of similar import refer to the date first written above.

(h) To “this Agreement” includes this Agreement, and the Company Disclosure Schedule and the Parent Disclosure Schedule.

Interpretive Matters.

(a) The Schedules to this Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule and the documents attached thereto) are hereby incorporated and made a part hereof for all purposes and are an integral part of this Agreement. The Company may, at its option, include in the Company Disclosure Schedule and Parent may, at its option, include in the Parent Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts in this Agreement or in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any section of any Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, shall be deemed to be referred to and incorporated in any section of the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, to which it is specifically referenced or cross-referenced and also in all other sections of the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, to which such matter’s application or relevance is reasonably apparent on its face.

(b) The information contained in this Agreement and Schedules (including the Parent Disclosure Schedule and the Company Disclosure Schedule) is disclosed solely for the purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party to any third party of any matter whatsoever (including any violation of Law or breach of Contract).

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d) The Parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(e) Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the Party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day.

(f) The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(g) References to “dollars” or “$” mean U.S. dollars, unless otherwise clearly indicated to the contrary.

(h) No summary of this Agreement prepared by or on behalf of any Party shall affect the meaning or interpretation of this Agreement.

(i) The word “or” is not exclusive, unless the context otherwise requires.

(j) All capitalized terms used without definition Schedules (including the Company Disclosure Schedule and the Parent Disclosure Schedule) to this Agreement shall have the meanings ascribed to such terms in this Agreement.

(k) Any documents and agreements that have been posted to the Electronic Data Room and remain accessible in the Electronic Data Room on the date hereof shall be deemed to have been “delivered,” “provided,” or “made available” (or any phrase of similar import) to Parent by the Company.

THE MERGER

Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time (the “Merger”). Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

The Closing. Subject to the satisfaction of the conditions set forth in Article VII (or, to the extent permitted by applicable Law, the written waiver thereof by the Party entitled to waive any such condition), the closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York City time, at the offices of Skadden, Four Times Square, New York, NY 10036 on the first Business Day of the month immediately following the month in which all of the conditions to the Closing set forth in Article VII have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) unless another time, date or place is agreed to in writing by the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” For all purposes other than the actions to take place at the Effective Time, the Closing shall be deemed to have been consummated and become effective as of 12:01 a.m., New York City Time, on the first calendar day of month in which the Closing occurs. Notwithstanding anything to the contrary contained herein, in the event the Closing would otherwise occur on January 2, 2017 pursuant to this Section 2.02, such Closing shall take place on December 30, 2016 with an Effective Time for all purposes of this Agreement as of 12:01 a.m. New York City time on January 1, 2017 and the Calculation Time shall be as of 11:59 p.m. New York City time on December 31, 2016.

Effective Time. Subject to the provisions of this Agreement, as soon as practicable at the Closing, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and, as soon as practicable at the Closing, shall make all other filings or recordings required under the DGCL with respect to the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the DGCL and the Certificate of Merger.

Certificate of Incorporation and Bylaws. Effective upon the Effective Time, the certificate of incorporation of the Company shall be amended and restated substantially in the form attached hereto as Section 2.05 of the Company Disclosure Schedule and as so amended shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law. Effective upon the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law, except that the name of the Surviving Corporation shall be “Elara Holdings, Inc.”

Directors and Officers. The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The names and titles of the initial officers of the Surviving Corporation at the Effective Time are set forth in Section 2.06 of the Parent Disclosure Schedule and those officers shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF SHARES

Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, the Company Holders or the holders of any securities of Merger Sub:

(a) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Subject to Section 3.02, Section 3.03 and Section 3.04, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares and Company Restricted Stock (which shall be treated as provided in Section 3.04)) shall be canceled, extinguished and automatically converted into the right to receive an amount of cash (without interest) equal to the Per Share Merger Closing Consideration (the “Common Stock Settlement Payments”) and entitle the holder thereof to receive its Specified Percentage (as may be adjusted following the Closing pursuant to Section 3.05(d)) of the Escrow Amount and Expense Fund Amount (if any), without interest, as set forth on the Company Holder Payment Schedule to the extent released to such holder pursuant to Section 3.13(e), Section 9.10 and Section 10.16(f) (such payments, together with the Common Stock Settlement Payments, the “Aggregate Common Stock Payments”). All amounts payable to Stockholders pursuant to this Section 3.01(b) shall be subject to and reduced by any applicable Tax withholding amounts as provided in Section 3.09.

(c) Each share of Common Stock held by (i) the Company in the Company’s treasury, (ii) any Subsidiary of the Company, or (iii) Parent or Merger Sub immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall, (A) with respect to the Excluded Shares described in clauses (i) and (iii) above, automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor and (B) with respect to the Excluded Shares described in clause (ii) above, remain outstanding following the Merger, and no consideration shall be delivered in exchange therefor.

[Reserved].

Company Options. At the Effective Time, each then outstanding Company Option (whether vested or unvested) shall be canceled and extinguished and (x) automatically converted into the right to receive an amount of cash (without interest) equal to the product of (a) the aggregate number of shares of Common Stock issuable upon exercise of such Company Option and (b) the excess, if any, of the amount of the Per Share Merger Closing Consideration over the per share exercise price of such Company Option (the “Option Settlement Payments”) and (y) entitle the holder thereof to receive its Specified Percentage (as re-calculated following the Closing pursuant to Section 3.05(d)) of the Escrow Amount and Expense Fund Amount (if any), without interest, as set forth on the Company Holder Payment Schedule to the extent released to such holder pursuant to Section 3.13(e), Section 9.10 and Section 10.16(f) (such payments, the “Option Additional Payments”); provided, however that the per share exercise price of such Company Option shall be deducted from the Option Additional Payments to the extent such exercise price has not been previously taken into account in determining either the Option Settlement Payments or any previous Option Additional Payments (such Option Additional Payments, together with the Option Settlement Payments, the “Aggregate Option Payments”). The Surviving Corporation shall distribute all Option Settlement Payments owing to an Optionholder pursuant to the Company Holder Payment Schedule, without interest, at or promptly after the Effective Time (but in no event later than four (4) Business Days after the Effective Time) by check, direct deposit or wire transfer of immediately available funds. All amounts payable to an Optionholder pursuant to this Section 3.03 shall be subject to (i) delivery by such Optionholder of any Optionholder Commitment Letter and (ii) reduction by any applicable Tax withholding amounts as provided in Section 3.09.

Company Restricted Stock. At the Effective Time, each then outstanding share of Company Restricted Stock shall be canceled and extinguished and (x) automatically converted into the right to receive an amount of cash (without interest) equal to the Per Share Merger Closing Consideration (the “Restricted Stock Settlement Payments”) and (y) entitle the holder thereof to receive its Specified Percentage (as re-calculated following the Closing pursuant to Section 3.05(d)) of the Escrow Amount and Expense Fund Amount (if any), without interest, as set forth on the Company Holder Payment Schedule to the extent released to such holder pursuant to Section 3.13(e), Section 9.10 and Section 10.16(f) (such payments, together with the Restricted Stock Settlement Payments, the “Aggregate Restricted Stock Payments”). The Surviving Corporation shall distribute all Restricted Stock Settlement Payments owing to a holder of Company Restricted Stock pursuant to the Company Holder Payment Schedule, without interest, at or promptly after the Effective Time (but in no event later than four (4) Business Days after the Effective Time) by check, direct deposit or wire transfer of immediately available funds. All amounts payable to holders of shares of Company Restricted Stock pursuant to this Section 3.04 shall be subject to and reduced by any applicable Tax withholding amounts as provided in Section 3.09. Prior to the Closing, the Company shall provide to Parent copies of any elections made by holders of Company Restricted Stock pursuant to Section 83(b) of the Code.

Estimated Closing Statement; Company Holder Payment Schedule; Specified Percentage.

(a) Not later than three (3) Business Days prior to the Closing Date, the Company shall cause to be prepared and delivered to Parent, a statement (the “Estimated Closing Statement”) that sets forth in reasonable detail its good faith estimates of the following: (i) a consolidated balance sheet of the Company and its Subsidiaries (without giving effect to the transactions contemplated herein) (the “Estimated Closing Balance Sheet”); (ii) the Company’s calculation of the Closing Net Worth, including the Company’s calculation of the Outstanding Company Indebtedness, if any, and the Transaction Expenses (the “Estimated Closing Net Worth”); (iii) the Company’s calculation of the Tax Benefit Amount based on the Transaction Expenses as set forth in the Estimated Closing Statement (the “Estimated Tax Benefit Amount”); and (iv) the Company’s calculation of the Deferred Tax Asset Amount (“Estimated DTA”).

(b) The Estimated Closing Statement and the Estimated Closing Balance Sheet contained therein (which Estimated Closing Statement shall include, for the avoidance of doubt, the Estimated Closing Net Worth (including the Company’s calculation of the Outstanding Company Indebtedness, if any, and the Transaction Expenses), the Estimated Tax

Benefit Amount and Estimated DTA) shall each be prepared, subject to the last sentence of Section 2.02, as of 11:59 p.m., New York City time, on the calendar day immediately preceding the Closing Date (the “Calculation Time”), in the same format as the Reference Closing Statement and the Reference Balance Sheet, respectively, and in accordance with the Accounting Methodologies.

(c) Not later than three (3) Business Days prior to the Closing, the Company shall prepare and deliver to Parent a schedule (the “Company Holder Payment Schedule”) which sets forth (i) a calculation of the Aggregate Closing Consideration based on the Estimated Closing Statement, (ii) the aggregate amount of the Common Stock Settlement Payments, the Option Settlement Payments and the Restricted Stock Settlement Payments with an allocation of each such amount by Company Holder in accordance with Section 3.01, Section 3.02, Section 3.03 and Section 3.04, as applicable, (iii) the holder of, and the number of shares of Common Stock (including the aggregate number of shares of Company Restricted Stock) held by each Stockholder, as of immediately prior to the Effective Time, (iv) the holder of, the exercise price per share of, and the number of shares of Common Stock subject to, each Company Option outstanding immediately prior to the Effective Time and (v) each Company Holder’s Specified Percentage (as of the Closing Date) and corresponding portion of the Adjustment Escrow Amount, Indemnity Escrow Amount and Expense Fund Amount; it being understood and agreed that the Company Holder’s Representative, in accordance with the terms of the SRS Letter Agreement, shall be solely responsible for allocating any payments to the Company Holders hereunder and Parent shall be entitled to rely exclusively on the Estimated Closing Statement and the Company Holder Payment Schedule without investigation in paying the Merger Consideration on and after the Closing Date. Section 3.05(c) of the Company Disclosure Schedule sets forth a form of the Company Holder Payment Schedule.

(d) The Specified Percentage shall be re-calculated by the Company Holders’ Representative, based on the Company Holder Payment Schedule prepared by the Company pursuant to Section 3.05(c), following the Closing to the extent necessary in connection with any payment of the Post-Closing Adjustment to the Company Holders pursuant to Section 3.13(d)(i), release of any portion of the Escrow Amount and Expense Fund Amount to the Company Holders pursuant to Section 3.13(e), Section 9.10 and Section 10.16(f) and in connection with any indemnification payment by Parent pursuant to Article IX. The Company Holders’ Representative shall promptly notify Parent of each such calculation and Parent shall thereafter be entitled to conclusively rely without investigation on any such update to the Specified Percentage delivered by the Company Holders’ Representative as final and binding on all Company Holders for all purposes of this Agreement.

Transactions at the Closing.

(a) At the Closing:

(i) the Company shall cause to be delivered to Parent the officer’s certificate contemplated by Section 7.02(f);

(ii) the Company shall cause to be delivered to Parent the Optionholder Commitment Letters it has received prior to the Closing, duly executed by each Optionholder as of the Closing Date;

(iii) the Company shall cause to be delivered to Parent duly executed Pay-Off Letters;

(iv) the Company shall cause to be delivered to Parent the resignation letters, duly executed by each director or manager of the Company and its Subsidiaries, as contemplated by Section 6.10;

(v) the Company shall cause to be delivered to Parent a duly executed FIRPTA Certificate;

(vi) Parent shall cause to be delivered to the Company the officer’s certificate contemplated by Section 7.03(c);

(vii) Parent, the Company Holders’ Representative and the Escrow Agent shall enter into the Escrow Agreement, pursuant to which the Escrow Amount shall be deposited with the Escrow Agent and held in and disbursed in accordance with the terms hereof and the Escrow Agreement (and to the extent there is any conflict between this Agreement and the Escrow Agreement in respect of the mechanics for distribution of the Escrow Amount, the terms of the Escrow Agreement will control);

(viii) Parent, the Company Holders’ Representative and the Paying Agent shall enter into the Paying Agent Agreement; and

(ix) in respect of the Merger, Parent shall make the following payments, which payments will result in the funding of one hundred percent (100%) of the Aggregate Closing Consideration:

(1) to the Paying Agent, pursuant to Section 3.07(a) and in accordance with the terms of the Paying Agent Agreement, by wire transfer of immediately available funds, an amount equal to the aggregate Common Stock Settlement Payments;

(2) to an account of the Company designated in writing by the Company at least three (3) Business Days prior to the Closing, by wire transfer of immediately available funds, an amount equal to the aggregate Option Settlement Payments and the aggregate Restricted Stock Settlement Payments;

(3) to the Escrow Agent for deposit into (x) the Adjustment Escrow Account, the Adjustment Escrow Amount in accordance with the wire transfer instructions as set forth in the Escrow Agreement and (y) the Indemnity Escrow Account, the Indemnity Escrow Amount in accordance with the wire transfer instructions as set forth in the Escrow Agreement;

(4) to each Lender delivering a Pay-Off Letter, the Pay-off Company Indebtedness to be repaid as set forth in such Pay-Off Letter; and

(5) to the Company Holders’ Representative pursuant to wire transfer instructions delivered at least three (3) Business Days prior to the Closing, the Expense Fund Amount.

(b) Promptly following the Effective Time (in accordance with Section 3.03 and Section 3.04), the Surviving Corporation shall distribute:

(i) to each Optionholder who has delivered to Parent an Optionholder Commitment Letter, such Optionholder’s Option Settlement Payment payable hereunder (net of any applicable Tax withholding amounts as provided in Section 3.09) in accordance with the Company Holder Payment Schedule; and

(ii) to each holder of Company Restricted Stock who has delivered a duly executed Letter of Transmittal and surrendered such holder’s Stock Certificate(s) or delivered a Lost Certificate Affidavit and such other items as required under Section 3.07(c) prior to such time, such holder’s Restricted Stock Settlement Payment payable hereunder (net of any applicable Tax withholding amounts as provided in Section 3.09) in accordance with the Company Holder Payment Schedule.

Stockholders of the Company.

(a) On or prior to the Closing Date, Parent shall deposit (or cause to be deposited) with JPMorgan Chase Bank, N.A. (the “Paying Agent”), pursuant to an agreement in a form reasonably acceptable to Parent and the Company entered into at or prior to the Closing (the “Paying Agent Agreement”), in trust for the benefit of the Stockholders, a cash amount in immediately available funds necessary for the Paying Agent to make the Common Stock Settlement Payments due pursuant to Section 3.01(b) (such amount being hereinafter referred to as the “Payment Fund”). Parent will cause the Paying Agent, pursuant to irrevocable instructions, to make the payments provided for in the preceding sentence out of the Payment Fund in accordance with the terms of the Paying Agent Agreement. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement and the Paying Agent Agreement.

(b) Promptly following the Effective Time, Parent shall cause the Paying Agent to mail to each Person who is a holder of record of certificates which evidence the outstanding shares of Common Stock (each, a “Stock Certificate”) a Letter of Transmittal, which sets forth the procedures by which Stockholders may receive the Common Stock Settlement Payments. Upon a Stockholder complying with such procedures (but in no event prior to the Effective Time), including the delivery of a duly executed Letter of Transmittal and surrender of such Stockholder’s Stock Certificate(s), subject to Section 3.07(c), the Paying Agent will distribute to such Stockholder the Common Stock Settlement Payments, without interest, in accordance with the Company Holder Payment Schedule and the Paying Agent Agreement. All such Stock Certificates shall forthwith be canceled. If payment is to be made to a Person other than the Person in whose name the Stock Certificate surrendered is registered, it shall be a condition of payment that the Stock Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or similar Taxes required by reason of the payment to a Person other than the registered holder or establish to the reasonable satisfaction of the Surviving Company that such Tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 3.07(b), each Stock Certificate shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Aggregate Common Stock Payments in accordance with the Company Holder Payment Schedule, without any interest thereon.

(c) If any Stock Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt by the Company or the Surviving Corporation of (i) an executed affidavit in the form attached to the Letter of Transmittal (“Lost Certificate Affidavit”) of that fact from the holder claiming such Stock Certificate to be lost, mislaid, stolen or destroyed (together with such holder’s duly executed Letter of Transmittal), (ii) such customary contractual indemnity as Parent may reasonably require, (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Paying Agent will deliver in exchange for such lost, stolen, mislaid or destroyed Stock Certificates the Common Stock Settlement Payments in accordance with the Company Holder Payment Schedule with respect to the Common Stock formerly represented thereby.

(d) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for one (1) year after the Effective Time shall be paid to the Surviving Company. Any former holders of Common Stock who have not complied with Section 3.07(b) prior to the end of such one (1) year period shall thereafter look only to the Surviving Company (subject to abandoned property, escheat or other similar Laws) for payment of their claim for the Common Stock Settlement Payments, without any interest thereon.

Intentionally Omitted.

Withholding Tax. Each of Merger Sub, Surviving Corporation and Parent shall be entitled to deduct or withhold from any consideration payable pursuant to Article III of this Agreement only such amounts required to be deducted or withheld with respect to such payment under applicable Tax Law and to collect IRS Forms W-8 or W-9, as applicable, or similar information from the Stockholders and any other recipients or payments hereunder prior to such Stockholder being entitled to receive any such payments. To the extent such amounts are so deducted or withheld and properly remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

No Liability for Abandoned Property. Any other provision of this Agreement notwithstanding, neither Parent, the Company nor the Surviving Corporation shall be liable to any Company Holder for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Forfeiture. If and to the extent any Stockholder fails to deliver a Letter of Transmittal and the related Stock Certificate or Lost Certificate Affidavit and such other items as required under Section 3.07(c) to the Paying Agent within one (1) year of the Closing Date, then any Merger Consideration in respect thereof shall, to the extent permitted by any applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto (other than the claims of the applicable Stockholder and its heirs, assigns and transferees hereunder), and such Stockholder shall look only to the Surviving Corporation for payment of such amounts.

Rights of Former Stockholders. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Common Stock or Company Restricted Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.07, each Stock Certificate theretofore representing a share of Common Stock (other than any Excluded Share) shall from and after the Effective Time represent for all purposes only the right to receive the Aggregate Common Stock Payments or Aggregate Restricted Stock Payments, as applicable, in respect of a share of Common Stock as set forth in this Article III. The Merger Consideration payable in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Stock, Company Restricted Stock and Company Options. If, after the Effective Time, Stock Certificates or lost Stock Certificates pursuant to Section 3.07(b) are presented to the Surviving Corporation for transfer or any other reason, they shall be canceled and exchanged as provided in this Article III.

Post-Closing Adjustment.

(a) Post-Closing Statement. As soon as practicable, but in no event later than seventy-five (75) days following the Closing Date, Parent shall cause to be prepared and delivered to the Company Holders’ Representative a statement (the “Post-Closing Statement”) that sets forth in reasonable detail: (i) a consolidated balance sheet of the Company and its Subsidiaries (without giving effect to the transactions contemplated herein) (the “Closing Balance Sheet”); (ii) Parent’s calculation of the Closing Net Worth, including Parent’s calculation of the Outstanding Company Indebtedness, if any, and the Transaction Expenses (the “Applicable Closing Net Worth”); (iii) Parent’s calculation of the Tax Benefit Amount based on the Transaction Expenses as set forth in the Post-Closing Statement (the “Applicable Tax Benefit Amount”); (iv) Parent’s calculation of the Deferred Tax Asset Amount (“Applicable DTA”); and (v) Parent’s calculation of the Post-Closing Adjustment.

(b) The Post-Closing Statement and the Closing Balance Sheet contained therein (which Post-Closing Statement shall include, for the avoidance of doubt, the Applicable Closing Net Worth (including Parent’s calculation of the Outstanding Company Indebtedness, if any, and the Transaction Expenses), the Applicable Tax Benefit Amount and Applicable DTA) shall each be prepared as of the Calculation Time, in the same format as the Reference Closing Statement and the Reference Balance Sheet, respectively, and in accordance with the Accounting Methodologies.

(c) Disputes.

(i) If the Company Holders’ Representative shall have any disagreement with respect to the Post-Closing Statement, including the calculation of any of the line items in the Closing Balance Sheet, the Applicable Closing Net Worth, the Applicable Tax Benefit Amount, Applicable DTA or the Post-Closing Adjustment, the Company Holders’ Representative will give written notice to Parent within sixty (60) days following the delivery of the Post-Closing Statement to the Company Holders’ Representative (the “Notice of Disagreement”). The Notice of Disagreement shall specify, in reasonable detail, the amount of the proposed adjustment for each line item in dispute (each, a “Disputed Item”), the substance of any disagreement asserted, and the basis therefor. The failure by the Company Holders’ Representative to deliver a Notice of Disagreement within such sixty (60) day period will constitute the Company Holders’ Representative’s acceptance of the Post-Closing Statement and the Post-Closing

Adjustment as determined by Parent. If Parent and the Company Holders’ Representative agree on the Post-Closing Statement and the Post-Closing Adjustment, they shall so signify in writing. Any item contained in the Post-Closing Statement for which the Company Holders’ Representative has not delivered to Parent a Notice of Disagreement within such sixty (60) day period shall be deemed final and binding on the Parties.

(ii) If the Notice of Disagreement is timely delivered by the Company Holders’ Representative as provided herein, Parent, on the one hand, and the Company Holders’ Representative, on the other hand, will, during the fifteen (15) days following delivery of the Notice of Disagreement, use their reasonable efforts to reach agreement on any Disputed Items set forth in the Notice of Disagreement. For the purposes of complying with this Section 3.13(c), between the date of delivery of the Post-Closing Statement and the date on which the Post-Closing Statement becomes final and binding pursuant to this Section 3.13(c), Parent shall provide the Company Holders’ Representative and its representatives upon prior written request of the Company Holders’ Representative, reasonable access to the Company’s work papers and any work papers of the Company’s independent accountants, in each case, to the extent used in the preparation of the Post-Closing Statement or the Reference Balance Sheet, and Parent shall make reasonably available to the Company Holders’ Representative and its representatives relevant Company personnel responsible for the preparation of the Post-Closing Statement, in each case for the purpose of assisting in the Company Holders’ Representative’s review of the Post-Closing Statement; provided that, the independent accountants of the Company shall not be obligated to make any work papers available to the Company Holders’ Representative unless and until the Company Holders’ Representative has signed a customary agreement relating to access to work papers in form and substance reasonably acceptable to such independent accountants. If the Company Holders’ Representative and Parent reach a written agreement with respect to all of the Disputed Items, the Company Holders’ Representative and Parent shall mutually revise the Post-Closing Statement to effect such agreement and the resulting calculation of the Closing Balance Sheet, the Applicable Closing Net Worth, or the Post-Closing Adjustment, as applicable in accordance therewith, and such revised Post-Closing Statement shall be final and binding upon the Parties.

(iii) If Parent and the Company Holders’ Representative are unable to reach agreement on the Disputed Items within fifteen (15) days after the Company Holders’ Representative’s delivery of the Notice of Disagreement to Parent, Parent and the Company Holders’ Representative will promptly refer the Disputed Items for determination and resolution to a nationally-recognized accounting firm to be mutually agreed by Parent and the Company Holders’ Representative; provided that, if Parent and the Company Holders’ Representative do not mutually agree on such Person within five (5) Business Days of the end of such fifteen (15) day period, Parent or the Company Holders’ Representative may request the American Arbitration Association (or successor thereof) to select a qualified, nationally-recognized accounting firm having no material business relationship with any Party or Stockholder that would reasonably be expected to result in a conflict of interest under applicable professional responsibility rules (such accounting firm so agreed or selected, the “Independent Expert”). For the avoidance of doubt, the Independent Expert shall act as an expert, not as an arbitrator, and the determination of the Independent Expert, and this agreement to submit to the determination of the Independent Expert, shall be governed by and construed in accordance with Article 76 of the New York Civil Practice Law and Rules. Each of the Company Holders’ Representative and Parent agree to enter into a customary engagement letter with the Independent Expert.

(iv) At the time of submission of the Disputed Items to the Independent Expert, Parent and the Company Holders’ Representative will each submit a written statement setting forth in such detail as they deem appropriate their respective positions with respect to only the Disputed Items. Parent and the Company Holders’ Representative shall also have the opportunity to submit a written response to the other party’s written statement, not later than ten (10) days following the date of receipt of the other party’s initial written statement. There will be no ex parte communications between Parent or the Company Holders’ Representative and the Independent Expert with respect to the Disputed Items, other than written answers by the parties to written questions from the Independent Expert. All written communications to or from the Independent Expert and Parent or the Company Holders’ Representative will be delivered simultaneously to the other party. In determining the Disputed Items, the Independent Expert (1) shall be bound solely by the Accounting Methodologies and the Reference Closing Statement and (2) shall consider only the Disputed Items. The determination of the Independent Expert with respect to each Disputed Item shall be within the range represented by Parent’s and the Company Holders’ Representative’s respective positions as set forth in their respective written communications and the Notice of Disagreement. Parent and the Company Holders’ Representative shall use reasonable efforts to cause the Independent Expert to deliver to Parent and the Company Holders’ Representative, as promptly as practicable, and in any event within thirty (30) days after referral of the disputed matters to the Independent Expert, a written report setting forth its determination with respect to each of the Disputed Items. The determination of the Independent Expert shall be final, binding and conclusive, shall not be subject to appeal and shall be deemed to have been accepted by Parent and the Company Holders’ Representative, subject only to manifest error. The fees and expenses of the Independent Expert shall be borne by Parent, on the one hand, and by the Company Holders’ Representative (solely on behalf of the Company Holders), on the other hand, in inverse proportion as they may prevail on the matters resolved by the Independent Expert, which allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Expert at the time the Independent Expert renders its determination on the merits of the matters submitted to it.

(v) The Post-Closing Statement, (1) as agreed upon by Parent and the Company Holders’ Representative or deemed accepted by the Company Holders’ Representative, or (2) as finally determined by the Independent Expert pursuant to this Section 3.13(c), shall be referred to herein as the “Final Closing Statement.” The Closing Balance Sheet, (A) as agreed upon by Parent and the Company Holders’ Representative or deemed accepted by the Company Holders’ Representative or (B) as finally determined by the Independent Expert pursuant to this Section 3.13(c), shall be referred to herein as the “Final Closing Balance Sheet.” The Applicable Closing Net Worth, (I) as agreed upon by

Parent and the Company Holders’ Representative or deemed accepted by the Company Holders’ Representative or (II) as finally determined by the Independent Expert pursuant to this Section 3.13(c), shall be referred to herein as the “Final Closing Net Worth.” The Applicable Tax Benefit Amount, (X) as agreed upon by Parent and the Company Holders’ Representative or deemed accepted by the Company Holders’ Representative or (Y) as finally determined by the Independent Expert pursuant to this Section 3.13(c), shall be referred to herein as the “Final Tax Benefit Amount.” The Applicable DTA, (i) as agreed upon by Parent and the Company Holders’ Representative or deemed accepted by the Company Holders’ Representative or (ii) as finally determined by the Independent Expert pursuant to this Section 3.13(c), shall be referred to herein as the “Final DTA.”

(d) Post-Closing Adjustment. The Post-Closing Adjustment shall be paid to Parent or to the Company Holders as follows:

(i) If the Post-Closing Adjustment is a positive amount, then Parent shall promptly (and no later than five (5) Business Days following final determination thereof) pay to each Company Holder through the Paying Agent pursuant to the Paying Agent Agreement in cash an amount equal to the product of (A) the Post-Closing Adjustment multiplied by (B) such Company Holder’s Specified Percentage in accordance with the instructions provided in such Company Holder’s Letter of Transmittal; provided that, any amount to be paid to an Optionholder or to a holder of Company Restricted Stock pursuant to this paragraph shall instead be paid to the Surviving Corporation and then promptly (but in no event later than four (4) Business Days after such determination) remitted by the Surviving Corporation to any such Optionholder or holder of Company Restricted Stock by check, direct deposit or wire transfer of immediately available funds.

(ii) If the Post-Closing Adjustment is a negative amount, then, subject to the Letter Agreement, Parent and the Company Holders’ Representative shall promptly (and no later than four (4) Business Days following the final determination thereof) provide a joint written instruction to the Escrow Agent to deliver promptly from the Adjustment Escrow Account to Parent an amount equal to the lesser of the Post-Closing Adjustment and the Adjustment Escrow Amount, up to the full amount of the Adjustment Escrow Amount.

(iii) If the Post-Closing Adjustment is zero, no payment in respect thereof will be made.

(iv) Payments of the Post-Closing Adjustment as a result of this Section 3.13 will be deemed adjustments to the Merger Consideration.

(e) Adjustment Escrow Account Release. Promptly after determination of the Post-Closing Adjustment in accordance with this Section 3.13 and related payment of the Post-Closing Adjustment, if any, all amounts held in the Adjustment Escrow Account (to the extent not utilized pursuant to the terms of this Section 3.13) shall be released by the Escrow Agent from the Adjustment Escrow Account and distributed to the Company Holders on a pro rata basis based on their respective Specified Percentages pursuant to the terms of the Escrow Agreement;

provided that any amount to be delivered to an Optionholder or to a holder of Company Restricted Stock pursuant to this paragraph shall be delivered to the Surviving Corporation and then promptly (but in no event later than four (4) Business Days after such delivery) remitted by the Surviving Corporation to any such Optionholder or holder of Company Restricted Stock by check, direct deposit or wire transfer of immediately available funds. Notwithstanding anything to the contrary contained herein, for the avoidance of doubt, payment to any Company Holder pursuant to Section 3.13(d) or (e) shall only be made in the event such Company Holder has delivered to Parent those materials required to be delivered pursuant to Section 3.06(b) and Section 3.07(b), as the case may be.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date as follows:

Organization, Standing and Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business or licensed and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification required by Law, except where the failure to be so qualified, licensed or in good standing would not have a Company Material Adverse Effect. The Company is not organized or qualified as a foreign corporation in any jurisdiction.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Law of the jurisdiction of its organization, has all requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification required by Law, except where the failure to be so qualified, licensed or in good standing would not have a Company Material Adverse Effect. Section 4.01(b) of the Company Disclosure Schedule sets forth the jurisdictions in which each Subsidiary of the Company is organized and qualified as a foreign entity.

(c) The Company has made available to Parent complete and correct copies of the Organizational Documents of the Company and each of its Subsidiaries, each as amended to the date hereof.

Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Related Agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each Related Agreement to which the Company is a party has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Law of general application affecting or relating to the enforcement of creditors’ rights generally or general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

Noncontravention.

(a) None of the execution and delivery by the Company of this Agreement and each Related Agreement to which it is a party, the consummation by the Company of the transactions contemplated hereby and thereby or compliance by the Company with any of the terms or provisions hereof and thereof will (i) conflict with or violate any provision of the Company’s or any of its Subsidiaries’ Organizational Documents or (ii) (1) assuming that the authorizations, consents and approvals referred to in Section 4.08 are obtained and the filings referred to in Section 4.08 of the Company Disclosure Schedule are made, violate any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound, (2) with or without notice, lapse of time or both, violate, breach or constitute a default under any of the terms, conditions or provisions of any Material Contract or Permit or accelerate or give rise to a right of termination, modification, cancellation or acceleration of any Material Contract or Permit or (3) result in the creation of any Lien (other than any Permitted Lien) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (ii) (other than in respect of Material Contracts), for such violations, defaults, accelerations, rights, losses and Liens as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) The affirmative vote (in person or by proxy) at a meeting of the Stockholders (or a written consent in lieu thereof) of the holders of a majority of the outstanding shares of Common Stock in favor of the adoption of this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of capital stock or debt or equity securities of the Company or any of its Subsidiaries which is necessary to adopt and approve this Agreement or approve the transactions contemplated hereby.

(c) Concurrent with the execution of this Agreement, the Company has delivered to Parent a copy of the executed actions by written consent of the Identified Company Stockholders (the “Stockholder Written Consents”) which, individually or in the aggregate, evidence the Stockholder Approval and include a waiver of any dissenters’ or appraisal rights available to the Identified Company Stockholders under and in accordance with Section 262.

Financial and Statutory Statements; No Undisclosed Liabilities.

(a) Section 4.04(a) of the Company Disclosure Schedule sets forth true and correct copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2015 and December 31, 2014 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the fiscal years then ended (the “Annual Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2016 (the “Balance Sheet Date”) and the related consolidated statement of operations, changes in stockholders’ equity and cash flows for the three-month period then ended (the “Interim Financial Statements,” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (A) were derived from and consistent with the books and records of the Company, (B) were prepared in accordance with GAAP and (C) present fairly, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries as of the respective dates and for the respective periods referred to in the Financial Statements, subject to normal year-end adjustments.

(b) Since December 31, 2014, each of the Insurance Company Subsidiaries has filed, and made available to Parent prior to the date hereof copies of, all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (collectively, the “SAP Statements”), except for such failures to file which would not reasonable be expected to be material to the Company and its Subsidiaries, taken as a whole. The financial statements included in the SAP Statements fairly present, in all material respects and in conformity with SAP, in each case, consistently applied for the periods involved, the statutory financial position of the relevant Insurance Company Subsidiary at the respective dates thereof and the results of operations of such Insurance Company Subsidiary for the respective periods indicated, subject to, in the case of any interim financial statement, normal year-end adjustments, and no material deficiency has been asserted by any Governmental Authority with respect to any SAP Statements that has not been resolved prior to the date hereof.

(c) Neither the Company nor any of its Subsidiaries has any Liabilities required to be disclosed in a balance sheet, or in a footnote thereto, prepared in accordance with GAAP (whether accrued, absolute, contingent, unliquidated or otherwise), other than Liabilities (i) adequately accrued or reserved against in the Reference Balance Sheet, (ii) appearing as a liability in the Reference Balance Sheet, (iii) incurred in the Ordinary Course of Business since the Reference Balance Sheet Date, (iv) disclosed in Section 4.04(c) of the Company Disclosure Schedule or (v) that are not, individually or in the aggregate, material in amount to the Company or its Subsidiaries, taken as a whole.

(d) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, except, in each case, for any deficiencies that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Absence of Certain Changes. Since the Balance Sheet Date through the date hereof, (a) except for the transactions contemplated hereby, the Business has been conducted in all material respects in the Ordinary Course of Business, (b) no action has been taken with respect to the Company or its Subsidiaries or the Business which, if taken after the date hereof and prior to the Closing, would constitute a breach of Section 6.01 and (c) there has not occurred a Company Material Adverse Effect.

Capitalization.

(a) The authorized capital stock of the Company consists of 600,000 shares of Common Stock. As of the date hereof, (i) 444,051.67 shares of Common Stock, including unvested Company Restricted Stock, are issued and outstanding, (ii) 0 shares of Common Stock are held by the Company in its treasury and (iii) 80,000 shares of Common Stock are reserved for issuance pursuant to outstanding Company Options and Company Restricted Stock under the Equity Plan. All outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities Laws.

(b) Section 4.06(b) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of the names of each holder of Common Stock, Company Restricted Stock and Company Options, the number of shares of Common Stock and Company Restricted Stock held by such holder, the number of Company Options held by such holder, the number of shares of Common Stock issuable in connection with the Company Options held by such holder and the exercise price of such holder’s Company Options. There are no outstanding (i) equity securities of the Company (including equity, appreciation, phantom equity, profit participation or other equity based compensation), (ii) securities, bonds, debentures or Indebtedness of the Company convertible into or exchangeable for equity securities of the Company or (iii) options, warrants or other rights (absolute, contingent or otherwise) to acquire from the Company or obligations of the Company (absolute, contingent or otherwise) to issue, repurchase or redeem any equity securities or securities convertible into or exchangeable for equity securities of the Company. The Identified Company Stockholders constitute all of the Stockholders as of the date hereof.

(c) The Company is not bound by any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, shareholders agreement or any other contractual obligation or commitment of any character restricting the transfer of, requiring registration for sale of, or with respect to the voting of any shares of capital stock or equity interests of the Company or any of its Subsidiaries or any securities convertible into or exchangeable or exercisable for any shares of capital stock or equity interests of the Company or any of its Subsidiaries.

Subsidiaries.

(a) Section 4.07(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all Subsidiaries of the Company, listing for each such Subsidiary its name, its jurisdiction of organization, its authorized capital stock or other equity interests, the number and type of its issued and outstanding shares of capital stock or other equity interests and the current record and beneficial ownership of such shares. All outstanding equity securities of each Subsidiary of the Company (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation or other applicable Law) (i) have been duly authorized and validly issued, (ii) except as set forth in its Organizational Documents, are free and clear of any preemptive or similar rights (except to the extent provided by applicable Law and other than such rights as may be held by the Company or any of its Subsidiaries) or restrictions on transfer (other than restrictions under applicable federal, state and other securities laws), (iii) are free and clear of any Liens (other than Permitted Liens) and (iv) are owned, beneficially and of record, by the Company or another Subsidiary of the Company.

(b) There are no outstanding (i) equity securities of any Subsidiary of the Company (including equity, appreciation, phantom equity, profit participation or other equity based compensation), (ii) securities, bonds, debentures or Indebtedness of any Subsidiary of the Company convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company or (iii) options, warrants or other rights (absolute, contingent or otherwise) to acquire from any Subsidiary of the Company or obligations of any Subsidiary of the Company (absolute, contingent or otherwise) to issue, repurchase or redeem any equity securities or securities convertible into or exchangeable for equity securities of any Subsidiary of the Company.

(c) None of the Subsidiaries of the Company is bound by any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, shareholders agreement or any other contractual obligation or commitment of any character restricting the transfer of, requiring the registration for sale of, or with respect to voting of any shares of capital stock or equity interests of the Company or any of its Subsidiaries or any securities convertible into or exchangeable or exercisable for any shares of capital stock or equity interests of the Company or any of its Subsidiaries.

Governmental Approvals. Except for the (a) filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (b) filings required under, and compliance with other applicable requirements of, the HSR Act and (c) filings, consents, authorizations and approvals set forth in Section 4.08 of the Company Disclosure Schedule, no consents, authorizations, or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance by the Company of this Agreement or any Related Agreement to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby, other than such other consents, authorizations, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Legal Proceedings; Orders.

(a) There are no material Actions pending, or to the Knowledge of the Company, threatened in writing (other than any such Action involving claims or coverage disputes arising under Insurance Contracts or Reinsurance Contracts in the Ordinary Course of Business; provided that, the amount claimed under each such Action is within the applicable Insurance Contract or Reinsurance Contract limit) by or against the Company or any of its Subsidiaries or any of their respective officers, directors or employees (in their capacity as such).

(b) As of the date hereof, there is no outstanding Law or Order, against the Company, its Subsidiaries or any of their Affiliates which (i) challenges the validity or enforceability of this Agreement, (ii) seeks to enjoin or prohibit the consummation of the transactions contemplated hereby or (iii) would (x) impair or delay the ability of the Company or its Subsidiaries to promptly obtain the consents, approvals, authorizations, waivers, permits, filings and notifications set forth in Section 4.08 of the Company Disclosure Schedule or (y) individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries or any of their respective officers, directors nor employees (in their capacity as such) is a party or subject to any material Order by any Governmental Authority.

Compliance with Laws; Permits.

(a) The Company and each of its Subsidiaries holds and is in compliance with all Permits necessary for the lawful conduct of the Business as presently conducted, except for those Permits which are not material to the Company and its Subsidiaries, taken as a whole. The Business is operated in compliance with the terms and conditions of all such Permits, and all such Permits are valid and in full force and effect in accordance with their terms, except as would not be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2014, the Company and each of its Subsidiaries have not received any written notice from any Governmental Authority regarding the actual or potential revocation, withdrawal, suspension, cancellation or termination of any such Permit, except as would not be material to the Company and its Subsidiaries, taken as a whole. No Insurance Company Subsidiary is “commercially domiciled” or “deemed domiciled” in any jurisdiction.

(b) Neither the Company nor any of its Subsidiaries is in material violation of, and each of the Company and its Subsidiaries is and has been since January 1, 2014, in compliance in all material respects with, all Laws or Orders applicable to the Business.

(c) Since January 1, 2014, the Company and each of its Subsidiaries have filed all material reports, statements, documents, registrations, filings or submissions required by Law to be filed with any Governmental Authority. All such reports, statements, documents, registrations, filings or submissions were timely filed and complied in all material respects with applicable Law when filed or as amended or supplemented. No deficiencies have been asserted by any Governmental Authority in writing with respect to such reports, statements, documents, registrations, filings or submissions that have not been resolved to the satisfaction in all material respects of the applicable Governmental Authority.

(d) None of the Company or any of its Subsidiaries is the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding, nor is any of the Company or any of its Subsidiaries operating under any formal or informal agreement or understanding with the licensing authority of any jurisdiction which agreement or understanding restricts its authority or requires the maintenance of a specified level of capital in connection with the conduct of the Business (other than any such requirements imposed under generally applicable Law).

(e) None of the Company or any of its Subsidiaries (nor, to the Knowledge of the Company, any of their respective representatives, acting on behalf of the Company or any of its Subsidiaries) has, in connection with the operation of the Business, (i) used or promised any funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Law, or (ii) paid, promised, accepted or received any unlawful contributions, payments, expenditures or gifts.

(f) In the past five (5) years there has been no action taken by the Company or any of its Subsidiaries or any of their respective officers, directors or employees (in their capacity is such), or, to the Knowledge of the Company, any agent, representative, sales intermediary or other third party, in each case, acting on behalf of the Company or any of its Subsidiaries, in material violation of any applicable anti-corruption Law, including the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption Law of a similar nature.

Insurance Matters.

(a) All policies, binders, slips, certificates, contracts and other agreements of insurance, whether individual or group (including all applications, supplements, endorsements, riders and ancillary documents in connection therewith) that are issued by an Insurance Company Subsidiary (each, an “Insurance Contract”), and any and all marketing materials related thereto are, to the extent required under applicable insurance Laws, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or, to the extent required by applicable Law, have been filed with and not objected to by such authority within the period provided for objection, subject to such exceptions that would not reasonably be likely to have a material effect on the Company and its Subsidiaries, taken as a whole.

(b) Any report or finding issued by any Governmental Authority since January 1, 2013, from any examination (including financial, market conduct and similar examinations) performed with respect to the Insurance Company Subsidiaries have been made available by the Company to Parent. All material deficiencies or violations noted in such examination reports have been resolved in all material respects to the satisfaction of the Governmental Authority that noted such deficiencies or violations or are no longer being pursued by such Governmental Authority.

(c) The Company has made available to Parent copies of all risk-based capital calculations and accompanying analyses and reports and reports submitted by any Insurance Company Subsidiary to any Governmental Authority since December 31, 2013.

Employee Benefit Plans/ERISA.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each material Plan. With respect to each material Plan, the Company has made available to Parent complete copies of each of the following documents, as applicable: (i) a copy of the Plan (including all amendments thereto); (ii) a copy of the most recent Form 5500 and annual report, if any, required under ERISA or the Code; (iii) a copy of the most recent summary plan description, if any, required under ERISA and any employee communications relating to any Plan that could give rise to any material liability; (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto); and (v) if the Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter or opinion letter received from the Internal Revenue Service (the “IRS”). Section 4.12(a)(i) of the Company Disclosure Schedule sets forth the standard form of agreement between the Company and its insurance agents in existence on the date hereof (the “Form Agent Contract”). The terms and conditions of each insurance agent’s Contract do not deviate in any material respect from the terms and conditions set forth in the Form Agent Contract.

(b) (i) No Plan is subject to Title IV of ERISA; (ii) no Plan is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA; and (iii) no Plan is a plan described in Section 4063(a) of ERISA and the Company has not sponsored, contributed to or been obligated to contribute to any such plan within the past six (6) years.

(c) Each Plan was established and has been administered in all material respects in accordance with its terms and in compliance with applicable Law, including ERISA and the Code, and the transactions contemplated herein do not violate the terms of any Plan. Neither the Company nor, to the Knowledge of the Company, any trustee or administrator of any Plan, has engaged in any transaction with respect to the Plans which would subject the Company, any of its Subsidiaries or any trustee or administrator of the Plans, or any party dealing with any such Plan, nor do the transactions contemplated by this Agreement constitute transactions which would subject any such party, to either a civil penalty assessed pursuant to Section 502(i) of ERISA or the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, except for such transactions that, individually or in the aggregate, would not reasonably be expected to result in a material liability to the Company or its Subsidiaries.

(d) Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter to the effect that it is so qualified and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to affect such qualification.

(e) Neither the Company nor any Subsidiary has any obligation under any Plan or otherwise to provide medical, health, life insurance or other welfare type benefits to any employee following such individual’s termination of employment (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state Law), except for such matters that, individually or in the aggregate, would not reasonably be expected to result in a material liability to the Company or its Subsidiaries.

(f) There are no pending or, to the Knowledge of the Company, threatened Actions with respect to any Plan, by any employee or beneficiary covered under any Plan or otherwise involving any Plan (other than routine claims for benefits), except for such matters that, individually or in the aggregate, would not reasonably be expected to result in material liability to the Company or its Subsidiaries.

(g) Except for the payment of the Aggregate Option Payments and the Aggregate Restricted Stock Payments, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or together with any other event which standing alone would not by itself trigger such entitlement or acceleration) will (i) entitle any current or former director, officer or employee of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment from the Company or any of its Subsidiaries or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefit due any such director, officer or employee.

(h) Neither the Company nor any of its Subsidiaries is a party to any agreement, plan, contract or arrangement that could result, upon consummation of the transactions contemplated hereby (alone or together with any other event which standing alone, would not by itself trigger such payment), in the payment or series of payments of any “excess parachute payments” within the meaning of Section 280G of the Code.

Material Contracts.

(a) Section 4.13(a) of the Company Disclosure Schedule sets forth a list of all of the following Contracts (other than Insurance Contracts or Reinsurance Contracts) to which the Company or any of its Subsidiaries is a party as in effect on the date of this Agreement (such Contracts, the “Material Contracts”):

(i) Any Contract for the employment of any officer, individual employee or other person on a full-time, part-time, consulting or other basis, providing annual base compensation in excess of two hundred thousand dollars ($200,000);

(ii) Lease or agreement under which the Company or any of its Subsidiaries is lessee of or holds or operates any tangible property (other than real property) owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed four hundred thousand dollars ($400,000);

(iii) Lease or agreement under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any tangible property (other than real property) owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed four hundred thousand dollars ($400,000);

(iv) Partnership agreements, limited liability company agreements, joint venture agreements or any other similar agreement or arrangement;

(v) Agreement, contract or commitment prohibiting or limiting the Company or any of its Subsidiaries from competing in any business, in any locality or with any Person, or containing any employee non-solicitation or non-hire provisions;

(vi) Contracts and groups of related contracts under which the Company or any of its Subsidiaries have created, incurred, assumed, guaranteed or secured by any asset any Indebtedness in excess of two hundred fifty thousand dollars ($250,000) or under which a Lien (other than a Permitted Lien) has been imposed on any of the assets or properties of the Company or any of its Subsidiaries;

(vii) Contract, arrangement or understanding that relates to the future disposition or acquisition of any business, assets or properties valued in excess of one million dollars ($1,000,000) by the Company or any of its Subsidiaries, or any merger or business combination with respect to the Company or any of its Subsidiaries;

(viii) all material Third Party Intellectual Property Licenses, and all material Contracts under which the Company or any of the Subsidiaries has licensed to others the right to use any Intellectual Property;

(ix) any Contract for the purchase of services, materials, supplies, goods, equipment or other assets or property that is material to the operation of the Business and that provides for annual payments in excess of five hundred thousand dollars ($500,000) annually;

(x) any Contract with a Governmental Authority (other than a Permit);

(xi) any Contract for the purchase of real property;

(xii) any Contract for any Leased Real Property which provides for annual payments by the Company or any of its Subsidiaries in excess of five hundred thousand ($500,000) annually;

(xiii) any Contract that provides for revenue sharing or similar arrangements or contains any “earn out” provisions which remain in effect, other than with a Subsidiary of the Company;

(xiv) any Contract providing for any severance, success bonus, stay bonus, change of control, redemption of equity or other payment or bonus or Transaction Expenses which becomes due or is otherwise payable by the Company or any Subsidiary as a result of the consummation of the transactions contemplated by this Agreement;

(xv) any Contract that grants the other party or any third party “most favored nation” status; and

(xvi) any other contract, arrangement or understanding not included in clauses (i) through (xv) above under which the Company or any of its Subsidiaries receives, or is required to pay, an amount in excess of one million dollars ($1,000,000) per annum.

Copies of all Material Contracts and summaries of any oral Material Contracts have been made available to Parent prior to the date of this Agreement.

(b) Each Material Contract is valid and binding in all material respects on the Company and its Subsidiaries, as applicable, enforceable in accordance with its terms against the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto (subject to the Bankruptcy and Equity Exception) and is in full force and effect. Each of the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, each of the other parties thereto has performed all obligations required to be performed by it under each Material Contract in all material respects, and no event or condition exists that, after notice or lapse of time or both, would constitute a material violation, breach or event of default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto or result in a termination thereof or would cause or permit the acceleration of or other material changes of or to any right or obligation or the loss of any material benefit under any Material Contract.

Environmental Matters. (a) The Company and the Company’s Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining and complying in all material respects with all Permits required under Environmental Laws for the operation of the Business, (b) there is no material Action or investigation by or before any Governmental Authority relating to or arising under any Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property or facility owned, operated or leased by the Company or any of its Subsidiaries and (c) neither the Company nor any of its Subsidiaries has received any written notice of or entered into any Liability, Order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws. Hazardous Materials have not been generated, stored or transported or arranged for any other Person to generate, store or transport at or about any of the real properties or facilities currently owned, operated or leased or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries in amount or condition that would reasonably be expected to result in material Liability to the Company or any of its Subsidiaries relating to or arising under any Environmental Laws. There has been no material Release or threat of material Release of any Hazardous Materials at any of the real properties or facilities currently or formerly owned, operated or leased by the Company or any of its Subsidiaries. There exist no underground storage tanks at any of the real properties or facilities currently owned by the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has agreed to undertake or indemnify the Liability of any Person under Environmental Laws.

Real Property.

(a) Section 4.15(a) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of all real properties owned by the Company or any of its Subsidiaries (“Owned Real Property”), including the address or other description and the ownership interest therein.

(i) The Company or a Subsidiary of the Company has good and valid fee simple title to all Owned Real Property, free and clear of all Liens (except in all cases for Permitted Liens).

(ii) There are no outstanding rights of first refusal, rights of first offer or options to purchase an interest in the Owned Real Property.

(iii) Neither the Company nor a Subsidiary of the Company has leased, licensed or otherwise granted any Person the right to use or occupy the Owned Real Property, including any subtenants, which lease, license or grant, is currently in effect or granted a security interest in the Owned Real Property which security interest is currently in effect.

(b) Section 4.15(b) of the Company Disclosure Schedule sets forth a list of all real property leased or subleased to or by the Company or any of its Subsidiaries (collectively, the “Leased Real Property”).

(i) The Company or a Subsidiary of the Company has valid leasehold interests in all Leased Real Property.

(ii) The Company has furnished copies of each lease, license or other occupancy agreement with respect to each such Leased Real Property as in effect on the date hereof.

(iii) There are no outstanding rights of any Person (other than the Company and its Subsidiaries) to use or occupy the Leased Real Property and there is no Person (other than the Company and its Subsidiaries) in possession of the Leased Real Property.

(c) There are no pending or, to the Knowledge of the Company, threatened in writing condemnation proceedings or Actions related to any of the Owned Real Property or Leased Real Property. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of any material violation of Law concerning any of the Owned Real Property that has not been fully cured or rescinded.

Labor Matters.

(a) The Company has previously delivered to Parent a true and complete list, as of March 30, 2016, of each employee of the Company or any Company Subsidiary, and each such employee’s Company identification number, work location, title, 2016 base salary or wage level and 2015 total bonus, which list is set forth in Folder 9.13 of the Electronic Data Room. Except as set forth in Section 4.16(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries utilizes the services of any independent contractors or other non-employee service providers.

(b) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement with any labor organization, and there are no ongoing or, to the Knowledge of the Company, threatened union organizing activities relating to employees of the Company or its Subsidiaries and no such activities have occurred within the past thirty-six (36) months.

(c) None of the following is pending or, to the Knowledge of the Company, threatened in writing: (i) any material labor dispute between the Company or any of its Subsidiaries and any labor organization, or any material strike, slowdown, work stoppage or other similar material organized labor activity involving any group of employees of the Company or any of its Subsidiaries or materially affecting the Company or any of its Subsidiaries or (ii) any union organizing or union election activity involving any group of employees of the Company or any of its Subsidiaries.

(d) Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local Laws regarding labor, employment and employment practices, conditions of employment, occupational safety and health, and wages and hours, including any bargaining or other obligations under the National Labor Relations Act.

Insurance Coverage. Section 4.17 of the Company Disclosure Schedule sets forth, as of the date hereof, all current property and liability insurance policies covering the Company and its Subsidiaries or the Business. All such insurance policies are in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis), and no notice of material premium increases, cancellation, termination or revocation or other notice that any such insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder has been received by the Company or any of its Subsidiaries and, to the Knowledge of the Company, none of the Company of any of its Subsidiaries is in default in any material respect of any provision thereof.

Intellectual Property.

(a) Section 4.18(a) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date hereof, of Intellectual Property owned by the Company or its Subsidiaries in the following categories (the “Registered Company Intellectual Property”): (i) registered Patents and pending Patent applications; (ii) registered Trademarks and pending Trademark applications; (iii) domain names and social media identifiers; and (iv) registered copyrights and pending copyright applications listing, as applicable, (A) the title of the application or registration, (B) the name of the applicant/registrant and current owner, (C) the jurisdiction where the application/registration is located and (D) the application or registration number (the Registered Company Intellectual Property, together with all other Intellectual Property that is owned by the Company or its Subsidiaries, collectively, the “Owned Company Intellectual Property”). All Registered Company Intellectual Property is subsisting, and all Owned Company Intellectual Property is subsisting, valid and enforceable, and shall survive unchanged upon and following the consummation of the Merger.

(b) Each of the Company and its Subsidiaries either owns, free and clear of all Liens (other than Permitted Liens), or has a right to use all of the Company Intellectual Property used by such Person.

(c) The conduct of the Business as it has been (since January 1, 2013) and is currently conducted, including use of the Company Intellectual Property in the Business, does not infringe, misappropriate or otherwise violate any Person’s rights in Intellectual Property, and, to the Knowledge of the Company, there is no such claim pending or threatened against the

Company or any of its Subsidiaries. To the Knowledge of the Company, no Person is infringing or otherwise violating any Owned Company Intellectual Property, and no such claims are pending or threatened against any Person by the Company or any of its Subsidiaries.

(d) Other than pursuant to a Material Contract, neither the Company nor any of its Subsidiaries has granted any material license or other rights to any Person to the Owned Company Intellectual Property. All employees and other Persons who have developed any Owned Company Intellectual Property or part thereof have either (i) done so within the scope of their employment such that rights in such Owned Company Intellectual Property vest in the Company or a Subsidiary under applicable Law or (ii) entered into agreements that assign to the Company or its applicable Subsidiary ownership thereof.

(e) The software and information technology systems owned or used by the Company or its Subsidiaries in the Business have not, since January 1, 2014, experienced a fault or error that materially disrupted the conduct of the Business. To the Knowledge of the Company, all software and information technology systems owned or used by the Company or its Subsidiaries are free from any “virus.” The Company and its Subsidiaries employ reasonable measures to ensure that such software and systems contain no “viruses.” For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware without proper authorization. The Company and its Subsidiaries have taken reasonable steps to ensure the physical and electronic protection of their websites, and such software and systems, and other information assets from unauthorized disclosure, access, use or modification. To the Knowledge of the Company, since January 1, 2014 there has been no material breach of security involving any such websites, software, systems or other information assets of the Company or its Subsidiaries that has resulted in improper access to Trade Secrets or Personal Information held by the Company or any Subsidiary.

(f) The Company and its Subsidiaries have, in relation to all data and information from or about an individual Person gathered, used, held for use or accessed in the conduct of the Business, including personally identifiable data and information (“Personal Information”), established and maintained a reasonable privacy policy in accordance with applicable Law, and all such Personal Information has been gathered, used, held for use or accessed in accordance with the applicable privacy policy or terms of use and all applicable Laws. Neither the Company nor any of its Subsidiaries has received a written notice of noncompliance with applicable Law, or any written claim of infringement, misappropriation, misuse, breach of contract or any other written claim related to Personal Information or use thereof, and to the Knowledge of the Company, no such notice or claim is threatened. The Company and its Subsidiaries have taken commercially reasonable measures to protect against unauthorized disclosure, access, use or modification of Personal Information and material Trade Secrets relating to the Business. To the Knowledge of the Company, since January 1, 2014, there has not been any material unauthorized disclosure, access, use or modification of any such Personal Information or material Trade Secret.

(g) Notwithstanding any other provision of this Agreement and other than Section 4.13(a)(viii), the representations and warranties contained in this Section 4.18 constitute the sole and exclusive representations and warranties of the Company relating to Intellectual Property, privacy and information security matters.

Taxes.

(a) Each of the Company and its Subsidiaries has (i) timely filed or caused to be filed with the appropriate Governmental Authorities all income Tax and other material Tax Returns required to be filed by it (taking into account any extensions of time to file), and all such Tax Returns were true, correct and complete in all material respects and (ii) paid all income Taxes and other material Taxes (whether or not such amounts are shown as due and payable on such Tax Returns) to the appropriate Governmental Authority, except to the extent such amounts are being contested in good faith and for which adequate reserves have been established in the Interim Financial Statements in accordance with the Accounting Methodologies, and except as reflected in the calculation of Estimated Closing Net Worth (as such reserves may be adjusted in the calculation of Final Closing Net Worth).

(b) There are no outstanding waivers or agreements regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries.

(c) No federal, state, local or foreign audits or other administrative proceedings have been formally commenced or are presently pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries. No notification has been received by the Company or any of its Subsidiaries that such an audit or other proceeding has been proposed or threatened.

(d) Neither the Company nor any of its Subsidiaries has been a party to a “reportable transaction,” as such term is defined in Section 6707A(c)(1) of the Code and Treasury Regulation section 1.6011-4(b) (or any similar provision of state, local or foreign Law).

(e) The Company and its Subsidiaries have each complied with all applicable Tax Laws with respect to the withholding of Taxes and all reporting and recordkeeping requirements in connection therewith.

(f) Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company or another Subsidiary of the Company): (i) under any Tax indemnity, Tax sharing or Tax allocation agreement, or any other contractual obligation (excluding for this purpose, agreements entered into in the Ordinary Course of Business the primary purpose of which is not related to Taxes, such as leases, licenses, insurance or credit agreements); (ii) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign Law; or (iii) as a transferee or successor.

(g) No Liens for Taxes have been filed or exist against the Company or any of its Subsidiaries, except for Permitted Liens.

(h) The unpaid Taxes of the Company and its Subsidiaries for taxable periods (or portions thereof) ending before the Closing Date (calculated by disregarding the deductions arising from Transaction Expenses) do not exceed the reserves for Taxes reflected in the computation of Estimated Closing Net Worth as set forth in the Estimated Closing Statement (as such reserves may be adjusted in the calculation of Final Closing Net Worth).

(i) Neither the Company nor any of its Subsidiaries is required to include any material amounts in income, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Effective Time; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of federal, state, local or foreign income Tax Law) executed at or prior to the Effective Time; (iii) installment sale or open transaction disposition made at or prior to the Effective Time; (iv) prepaid amount (other than insurance premiums and similar amounts) received at or prior to the Effective Time; or (v) election under Section 108(i) of the Code.

(j) Neither the Company nor any of its Subsidiaries could be required to include any amounts in income for any taxable period (or portion thereof) ending after the Closing Date as a result of any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(k) Neither the Company nor any of its Subsidiaries has requested or received any Tax ruling, private letter ruling, technical advice memorandum, competent authority relief or similar agreement from the IRS (or other authority responsible for the administration or collection of Taxes) with respect to a taxable period for which the statute of limitations is still open.

(l) Neither the Company nor any of its Subsidiaries has entered into a closing agreement or other similar agreement with a Governmental Authority relating to Taxes of such Company or any of its Subsidiaries with respect to a taxable period for which the statute of limitations is still open.

(m) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in a distribution within the past two (2) years or which could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Agreement.

(n) There are no outstanding powers of attorney executed on behalf of the Company or any of its Subsidiaries with respect to Taxes that will survive the Closing.

(o) Notwithstanding any other provision of this Agreement, the representations and warranties contained in this Section 4.19, as well as those contained in Section 4.12(a), Section 4.12(c), Section 4.12(d), Section 4.12(e) and Section 4.12(h), constitute the sole and exclusive representations and warranties of the Company and any of its Subsidiaries relating to any Taxes or Tax Returns.

Affiliate Transactions. Except as set forth in Section 4.20(a) of the Company Disclosure Schedule and other than ordinary course employment relationships, there are no Contracts or transactions between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) the Company

Holders or any of their respective Affiliates (other than the Company or any Subsidiary of the Company), on the other hand (a “Company Affiliate Arrangement”); provided that, solely for purposes of this Section 4.20, “Affiliate” shall not include, solely with respect to TPG or Calera, any portfolio company of any investment fund affiliated with TPG or Calera, respectively. Except as set forth in Section 4.20(b) of the Company Disclosure Schedule, no penalty or other amount shall be payable by the Company or any of its Subsidiaries in connection with the termination of any Company Affiliate Arrangement to be terminated in connection with the Closing as contemplated by Section 7.02(d).

Title to Assets. The Company and its Subsidiaries have good and indefeasible title (subject only to Permitted Liens) in and to all of the properties, rights and assets (real or personal, tangible or intangible) that are used by the Company and its Subsidiaries in the Business, and such tangible personal property is in good operating condition and repair (ordinary wear and tear excepted).

Brokers. No broker, investment banker, financial advisor, intermediary, finder or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of the Company’s Subsidiaries.

Reinsurance. Section 4.23 of the Company Disclosure Schedule sets forth, as of the date hereof, a list of each treaty or agreement of assumed or ceded reinsurance as to which any of the Insurance Company Subsidiaries, or any of their respective counterparties to any such treaty or agreement, maintains claim reserves, associated reserves for incurred but not reported claims, unearned premiums, refunds or policy reserves, in the aggregate, equal to or exceeding one million dollars ($1,000,000) as of December 31, 2015 (the “Reinsurance Contracts”). Each Reinsurance Contract is valid and binding on the applicable Insurance Company Subsidiary, enforceable in accordance with its terms and in full force and effect, and such Insurance Company Subsidiary has performed its obligations thereunder in all material respects. None of the Insurance Company Subsidiaries has breached any provision of any Reinsurance Contract in any material respect and to the Knowledge of the Company, no other party to any Reinsurance Contract is in default thereunder in any material respect or is the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding.

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

Organization, Standing and Power.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified to do business or licensed and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification required by Law, except where the failure to be so qualified, licensed or in good standing would not have a Parent Material Adverse Effect.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted.

(c) Parent has made available to the Company complete and correct copies of the Organizational Documents of Merger Sub, as amended to the date hereof.

Authorization. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each Related Agreement to which it is a party and to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each Related Agreement to which Parent or Merger Sub is a party has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Noncontravention.

(a) None of the execution and delivery by Parent or Merger Sub of this Agreement and each Related Agreement to which it is a party, the consummation by Parent or Merger Sub of the transactions contemplated hereby and thereby or compliance by Parent and Merger Sub with any of the terms or provisions hereof and thereof will (i) conflict with or violate any provision of Parent’s or Merger Sub’s Organizational Documents or (ii) (1) assuming that the authorizations, consents and approvals referred to in Section 5.04 are obtained and the filings referred to in Section 4.08 of the Company Disclosure Schedule are made, violate any Law applicable to Parent or Merger Sub or by which any of their respective properties or assets are bound or (2) with or without notice, lapse of time or both, violate, breach or constitute a default under any of the terms, conditions or provisions of any Contract or Permit to which Parent or Merger Sub is a party or by which any of their respective properties or assets are bound or accelerate or give rise to a right of termination, modification, cancellation or acceleration of any of Parent’s or Merger Sub’s obligations under any such Contract or Permit, except, in the case of clause (ii), for such violations, defaults, accelerations, rights or losses as would not reasonably be expected to be material to Parent, taken as a whole.

(b) The votes or consents of Parent as the sole stockholder of Merger Sub (which occurred prior to or concurrent with the execution and delivery of this Agreement) are the only votes or consents of the holders of any class or series of capital stock or other equity interest of Parent or Merger Sub which are necessary to adopt and approve this Agreement or approve the transactions contemplated hereby.

Governmental Approvals. Except for the (a) filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (b) filings required under, and compliance with other applicable requirements of, the HSR Act and (c) filings, consents, authorizations and approvals set forth in Section 4.08 of the Company Disclosure Schedule, no consents, authorizations, or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance by each of Parent and Merger Sub of this Agreement or any Related Agreement to which it is a party and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby, other than such other consents, authorizations, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to be material to Parent, taken as a whole.

Available Funds. Parent has, or has available, and on the Closing Date will have available, all cash and cash equivalents necessary to pay the Merger Consideration and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and to pay all of its related fees and expenses.

Parent Impediments. There is no Action pending or, to the Knowledge of Parent or Merger Sub, threatened in writing, or any outstanding Law or Order, against Parent, Merger Sub or any of their Affiliates which (a) challenges the validity or enforceability of this Agreement, (b) seeks to enjoin or prohibit the consummation of the transactions contemplated hereby or (c) would (i) impair or delay the ability of Parent or Merger Sub to promptly obtain the consents, approvals, authorizations, waivers, permits, filings and notifications set forth in Section 4.08 of the Company Disclosure Schedule or (ii) individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

Compliance with Laws. The business of each of Parent and Merger Sub is operated in compliance with all applicable Laws, except where any such non-compliance has not had or would not reasonably be expected to have a Parent Material Adverse Effect.

Investment Representation. Parent is acquiring the Common Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Parent is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Parent acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Common Stock. Parent acknowledges that the Common Stock has not been registered under the Securities Act, or any state or foreign securities laws and that the Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Common Stock is registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

Brokers. No broker, investment banker, financial advisor, intermediary, finder or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective Affiliates for which the Company Holders may become liable.

Ownership; No Prior Activities and Agreements. Merger Sub is a Subsidiary of Parent and Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has not incurred any Liability or engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

Policy.

(a) Parent has entered into the Policy.

(b) The copy of the Policy that has been provided by Parent to the Company immediately prior to execution of this Agreement, is a true and correct copy of the original.

(c) Parent acknowledges that the Company has entered into this Agreement in reliance on the Policy in respect of the representations and warranties contained in Article IV hereof.

COVENANTS

Conduct of Business.

(a) During the period from the date of this Agreement until the Closing or earlier termination of this Agreement, except (1) as otherwise expressly permitted by this Agreement, (2) as set forth in Section 6.01(a) of the Company Disclosure Schedule, (3) as required by applicable Law or Order by a Governmental Authority or (4) with the prior written consent of Parent (in the case of clauses (xi), (xii), (xviii), (xx) below, not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its Subsidiaries to, conduct the Business in the Ordinary Course of Business and use commercially reasonable efforts to keep intact its and their relationships with employees, counterparties to Material Contracts and other material business relationships, and shall not, and shall cause the Company’s Subsidiaries not to:

(i) declare, set aside or pay any dividend or distribution (in cash, stock or otherwise) on any shares of its capital stock or other equity interest, except dividends and distributions by any Subsidiary of the Company to any other Subsidiary of the Company, or purchase, redeem or repurchase any shares of its capital stock or other equity interest, except (A) acquisitions in connection with the vesting or forfeiture of equity awards outstanding on the date hereof in accordance with the terms of the applicable Plan in effect on the date hereof or (B) any dividends or distributions solely between or among the Company and any of its Subsidiaries;

(ii) split, combine, subdivide or reclassify any shares of its capital stock or other equity interests;

(iii) adopt a plan or agreement of complete or partial liquidation or authorize or undertake a dissolution, rehabilitation, merger, consolidation, restructuring, recapitalization or other business combination or reorganization;

(iv) except for any issuances in connection with equity awards granted before the date of this Agreement pursuant to the Equity Plan and listed in Section 4.06(b) of the Company Disclosure Schedule, issue, sell, pledge, transfer, dispose of or encumber any shares of its capital stock or other equity interest or securities exercisable or convertible into, or exchangeable or redeemable for, any such shares or other equity interest, or any rights, warrants, options, calls or commitments to acquire any such shares or other equity interest or make any changes (by combination, reorganization, reverse stock split, reclassification of any equity interests or otherwise) in the capital structure of the Company or any of its Subsidiaries;

(v) amend the Organizational Documents of the Company or the Company’s Subsidiaries, other than immaterial amendments to such Organizational Documents;

(vi) other than in connection with an expenditure or investment of capital not in excess of one million three hundred fifty thousand dollars ($1,350,000) individually, acquire or agree to acquire in any manner (whether by merger, amalgamation or consolidation, the purchase of an equity interest in or a material portion of the assets of, via a reinsurance or retrocession agreement, or otherwise) any assets or business or any corporation, partnership, association or other business organization or division thereof of any other Person, other than investments made in the Ordinary Course of Business in accordance with its investment policies and guidelines in place as of the date hereof and as provided to Parent;

(vii) make any capital expenditures in excess of one million dollars ($1,000,000) on any individual item or group of related items or project;

(viii) sell, pledge, transfer, assign or otherwise dispose of any of its assets having a replacement cost or fair market value in excess of five hundred thousand dollars ($500,000), or grant any Lien (other than a Permitted Lien) on any of its assets, other than divestments of investments made in the Ordinary Course of Business in accordance with its investment policies and guidelines in place as of the date hereof and as provided to Parent;

(ix) enter into or consummate any transaction or series of transactions involving any merger, amalgamation, consolidation, exchange, scheme of arrangement, recapitalization or similar business combination transaction, or sale, pledge, transfer or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries;

(x) incorporate or redomesticate itself or any other Subsidiary or form a new Subsidiary;

(xi) (A) other than (1) in the Ordinary Course of Business in connection with an expenditure not in excess of two hundred fifty thousand dollars ($250,000) individually or (2) the settlement of claims under Insurance Contracts in the Ordinary Course of Business within the policy limits of such Insurance Contract, settle or compromise any pending or threatened Action or (B) commence any Action that would reasonably be expected to result in the Company or any of its Subsidiaries incurring costs in excess of two hundred thousand ($200,000);

(xii) except as required by any applicable Contract or permitted by any Plan in effect on the date hereof, (A) enter into any employment agreement except in the Ordinary Course of Business, (B) amend any employment agreement in respect of any officer or employee providing for aggregate annual compensation in excess of two hundred thousand dollars ($200,000), (C) enter into, materially amend or terminate any employee benefit plan, including any of the Plans and severance arrangements, (D) increase the aggregate compensation of any officer or employee whose aggregate annual compensation as of the date hereof exceeds two hundred thousand dollars ($200,000) or (E) make any loan, guarantee or advance to any director, officer or employee, other than advances of expenses made in the Ordinary Course of Business;

(xiii) make any material change in its underwriting, reserving or accounting practices or policies, except as required by GAAP or SAP or changes in the interpretation or enforcement thereof;

(xiv) enter into any joint venture or similar strategic relationship, other than arrangements in the Ordinary Course of Business to sell insurance products issued by third parties pursuant to Contracts terminable on six (6) months’ notice or less without penalty or premium;

(xv) initiate any offering of equity interests of the Company or any Subsidiary of the Company, other than issuing any shares of Common Stock upon the exercise of any Company Options outstanding as of the date hereof;

(xvi) settle or compromise any material Tax liability, make or change any material election with respect to its Taxes, adopt or change any material accounting method, file an amended Tax Return, surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim;

(xvii) (A) enter into any new line of business or introduce any new material products or services or (B) materially change its business lines, products, services, methods, policies, practices or principles used in connection with the Business, in each case, in effect on the date hereof, except to the extent required after the date hereof by any change in SAP or GAAP, as applicable;

(xviii) modify or amend in any material respect or terminate any of the Reinsurance Contracts or enter into any treaty or agreement that would constitute a Reinsurance Contract, except for the replacement of Reinsurance Contracts as in effect on the date hereof with generally comparable coverage on generally comparable terms and conditions;

(xix) except for borrowings under the Credit Agreement, incur or guarantee any Indebtedness in excess of five million dollars ($5,000,000) in the aggregate (with respect to the Company and its Subsidiaries, taken as a whole);

(xx) other than in the Ordinary Course of Business, (A) amend, terminate or grant a waiver of any material rights under any Material Contract or (B) enter into any Contract that would constitute a Material Contract;

(xxi) acquire additional real property;

(xxii) effect or permit a mass layoff or similar event under the WARN Act; or

(xxiii) agree in writing or otherwise to take any of the foregoing actions prohibited by this Section 6.01(a).

(b) Parent and Merger Sub acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of the Company’s Subsidiaries prior to the Effective Time, (ii) prior to the Effective Time, the Company and the Company’s Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement (including this Section 6.01), complete control and supervision over their respective operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in this Section 6.01 or elsewhere in this Agreement to the extent the requirement of such consent would violate any applicable Law.

Reasonable Best Efforts to Consummate Merger/Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to, and agrees to cause each of its respective Affiliates to use its reasonable best efforts to, take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to fulfill, but not waive, all conditions applicable to such Party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including obtaining or making all necessary, proper or advisable actions or nonactions and consents, approvals, waivers or other authorizations from Governmental Authorities and taking all steps as may be necessary to obtain a consent, approval, waiver or other authorization from any Governmental Authority (including under insurance Laws and the HSR Act).

(b) In furtherance and without limiting the foregoing, (i) Parent shall file “Form A” Acquisition of Control Statements, together with all exhibits, affidavits and certificates, with the Insurance Commissioner or Director of each of the States of Arkansas, Florida, Indiana, Louisiana, Mississippi, South Carolina and Tennessee within ten (10) Business Days of the date hereof, (ii) each of Parent and the Company shall file a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Merger and the other transactions contemplated hereby within ten (10) Business Days of the date hereof and (iii) the parties shall promptly take, make or refrain from any other actions or nonactions and consents, approvals, waivers or other authorizations of, with or to Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Subject to applicable Laws, the parties to this Agreement shall coordinate and cooperate fully and promptly with each other in exchanging such information and providing such assistance as the other parties may request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including those under the HSR Act. The filing fee for the filing by Parent under the HSR Act shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Company, which amounts shall be paid by Parent and the Company concurrent with such filing.

(c) In the event Parent or the Company receives a second request under the HSR Act in connection with the transactions contemplated by this Agreement, such party shall comply as promptly as practicable with such request as provided by Section 7A(e) of the HSR Act (but in no event more than seventy-five (75) days from the date of service of such request). For purposes of this provision, a party shall be deemed to have complied with any such request by providing a response that the party in good faith believes to be in substantial compliance. In the event that a party receives a subpoena or civil investigative demand requesting materials and information similar to that usually demanded in a second request under the HSR Act, such party shall comply as promptly as practicable with such subpoena or civil investigative demand (but, with respect to a second request under the HSR Act, in no event more than seventy-five (75) days from the date of service of the subpoena or civil investigative demand). In the event the Governmental Authority disputes the adequacy of compliance by a party with respect to a second request under the HSR Act, subpoena or civil investigative demand, such party shall endeavor to satisfy the Governmental Authority so as to minimize any delay in the conduct or resolution of the investigation.

(d) Each of the Company, Parent and Merger Sub agrees that it shall consult with one another with respect to the obtaining of all consents, approvals, waivers or other authorizations of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each of the Company, Parent and Merger Sub shall keep the other apprised on a prompt basis of the status of matters relating to such consents, approvals, waivers or other authorizations. Parent and the Company shall have the right to review in advance and, to the extent practicable, and subject to any restrictions under applicable Law, each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Authority or any third party in connection with the transactions contemplated by this Agreement and each party agrees to in good faith consider and reasonably accept comments of the other parties thereon. Parent and the Company shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to applicable Laws.

(e) Each of Parent, Merger Sub and the Company shall (i) promptly furnish, or cause to be furnished, all agreements, documents, instruments, affidavits or information that may be required or requested by any Governmental Authority concerning themselves or their Affiliates or its or their structure, ownership, business, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members or stockholders and the transactions contemplated hereby and such other matters as may be required or requested and (ii) make available their respective personnel and advisers during normal business hours to each other and, upon request, any Governmental Authority, in connection with (A) the preparation of any statement, filing, notice or application made by or on their behalf to or (B) any review or approval process by, any Governmental Authority in connection with the transactions contemplated by this Agreement, including the Merger.

(f) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent, approval, waiver or other authorization is required for consummation of the transactions contemplated by this Agreement, including promptly furnishing each other copies of any written or electronic communications.

(g) None of Parent, Merger Sub and the Company shall, and shall cause their respective Affiliates not to, permit any of their respective directors, officers, employees, partners, members, shareholders or any other representatives to participate in any live or telephonic meeting (other than with respect to ministerial matters) with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by applicable Law and by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting.

(h) Notwithstanding anything in this Agreement to the contrary, (x) in no event shall any Party be required to agree to take or enter into any action which is not conditioned upon the Closing and (y) each Party may redact from any correspondence, filings or communications provided to the other Party pursuant to this Section 6.02 any confidential competitive information or non-public personally identifiable information of such Party or its Affiliates. Each of Parent and the Company further covenant and agree not to enter into any agreement with any Governmental Authority or other third party not to consummate the Closing, except with the prior written consent of the other Party.

(i) Except as set forth in Section 6.02(i) of the Parent Disclosure Schedule, neither Parent nor Merger Sub shall at any time prior to the Closing, in connection with the transactions contemplated by this Agreement, file any application with or request for non-disapproval by any Governmental Authority with respect to any inter-affiliate transaction or agreement between any Insurance Company Subsidiary, on the one hand, and Parent or any of its Affiliates, on the other hand, that would require approval or non-disapproval under applicable Law.

(j) For purposes of this Section 6.02, “reasonable best efforts” shall be deemed to include, subject to the proviso below, Parent, Merger Sub and their Affiliates complying with any requirements of applicable Law or Order or of any Governmental Authority that may arise or be imposed in connection with seeking and obtaining any consents, approvals, waivers or other authorizations of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement, including the Merger; provided that, for the purposes of this Section 6.02, “reasonable best efforts” and the other obligations of Parent and Merger Sub under this Section 6.02 shall not require, or be deemed to require, Parent, Merger Sub or any of their Affiliates to agree to or take any action that would result in, with respect to the “Form A” Acquisition of Control Statements filings made pursuant to Section 6.02(b)(i) and the notification and report form pursuant to the HSR Act pursuant to Section 6.02(b)(ii), any arrangement imposed by a Governmental Authority that would (i) require or involve the sale, disposition, or separate holding, through the establishment of a trust, or otherwise, of (A) the Company or any of its Subsidiaries or their respective assets, properties, operations or Business or (B) any of the respective assets, properties, operations or business of Parent or its Affiliates (other than the Company or any of its Subsidiaries), (ii) require the making of any debt, equity investment or capital contribution in (1) the Company or any of its Subsidiaries (or require the maintenance by Parent of guaranteed minimum levels of risk based capital at any of the Insurance Company Subsidiaries, or the provision by Parent of assurances or parental guarantees for or security of such minimum levels of risk based capital including any requirement that assets be held in trust), or (2) Parent or any of its Affiliates other than the Company or any of its Subsidiaries (or require maintenance by Parent of guaranteed minimum levels of risk based capital at Parent or any of its Affiliates (other than the Company or any of its Subsidiaries)) or (iii) restrict or prohibit any lines or types of business in which (x) the Company or any of its Subsidiaries or (y) Parent or any of its Affiliates (other than the Company or any of its Subsidiaries) shall be permitted under applicable Law to engage in immediately prior to such imposition, which, in all cases delineated in clauses (i)-(iii) above, if imposed by any such domiciliary state regulator would be reasonably likely, together with all other arrangements imposed by any such domiciliary state regulator pursuant to clauses (i)-(iii) above, individually or in the aggregate, to have a material and adverse impact on the aggregate economic benefits, taken as a whole, that Parent and Merger Sub would otherwise reasonably expect to derive from the consummation of the Merger had Parent, Merger Sub or any of their Affiliates not been obligated to agree to or take such action (each of the arrangements delineated in clauses (i)-(iii) above after taking into effect the following proviso, a “Burdensome Condition”); provided, however, that none of the following shall constitute or be taken into account in determining whether a Burdensome Condition has occurred or exists: (I) change in applicable Law, GAAP or SAP (or any published interpretation thereof) on or after the date hereof generally applicable to insurance companies licensed or domiciled in the States of Arkansas, Florida, Indiana, Louisiana, Mississippi, South Carolina and Tennessee, (II) arrangement resulting from any proposed changes to the business, operations or financial condition of the Company or any of its Subsidiaries or any post-Closing transactions, in each case by Parent, Merger Sub or any of their Affiliates contained in any filing referenced in this Section 6.02 hereof or in any amendment or supplement thereto or (III) any arrangement imposed by statute generally on insurance companies licensed or domiciled in the States of Arkansas, Florida, Indiana, Louisiana, Mississippi, South Carolina and Tennessee not arising by virtue of (X) a regulatory order or similar instrument applicable only to Parent, Merger Sub or any of their Affiliates or any Insurance Company Subsidiary or (Y) a condition or other restriction on any regulatory approval order or similar instrument granted or proposed to be granted to Parent, Merger Sub or any of their Affiliates or any Insurance Company Subsidiary in connection with the transactions contemplated by this Agreement, including the Merger.

(k) The Company shall use reasonable best efforts to obtain all Optionholder Commitment Letters prior to Closing.

(l) The Company, in consultation with Parent, will use its reasonable best efforts to obtain as promptly as practicable following the date hereof all consents, approvals and waivers required by third parties so that all the Material Contracts set forth on Section 6.02(l) of the Company Disclosure Schedule (the “Third Party Approvals”) will remain in full force and effect immediately following the Closing; provided that, Parent and the Company shall consult in good faith in preparing the documentation for such Third Party Approvals. The Parties agree that in the event any costs or expenses become payable to a counterparty (or any of its Affiliates) to a Material Contract set forth on Section 6.02(d) of the Company Disclosure Schedule in connection with the procurement of the Third Party Approval in respect of such Material Contract, such cost shall be borne solely by Parent to the extent approved in writing in advance by Parent. If Parent declines to approve any cost or expense of a counterparty (or any of its Affiliates) to a Material Contract set forth on Section 6.02(l) of the Company Disclosure Schedule, the Company shall be relieved of its obligation to use reasonable best efforts to obtain the Third Party Approval in respect of such Material Contract.

Exclusivity. During the period from the date of this Agreement until the Closing or earlier termination of this Agreement, none of the Company or its Subsidiaries nor any of their respective directors, officers, employees, Affiliates, stockholders, members, managers or partners, or attorneys, accountants, representatives, agents or financial advisors acting on behalf of the Company or its stockholders shall (a) directly or indirectly seek, encourage or solicit the submission of inquiries, proposals or offers from any Person (other than Parent and its representatives) concerning (i) an amalgamation, scheme of arrangement, business combination, merger, consolidation, change of control or similar transaction involving the Company or any of its Subsidiaries, (ii) a purchase, lease or other acquisition or assumption of any of the assets of the Company or any of its Subsidiaries except as permitted pursuant to Section 6.01 or (iii) a purchase, issuance or other acquisition (including by way of an amalgamation, scheme of arrangement, business combination, merger, consolidation, share exchange, change of control or similar transaction or otherwise) of beneficial ownership of any capital stock or equity interests of the Company or any of its Subsidiaries, other than issuances of shares of Common Stock on account of the exercise of Company Options outstanding as of the date hereof (each, other than in respect of Parent or Merger Sub, an “Acquisition Proposal”), (b) participate or cooperate in or consider or pursue, any discussions or negotiations regarding an Acquisition Proposal, (c) furnish to any Person any information concerning the Company or its Subsidiaries for any Acquisition Proposal, (d) enter into a Contract (including letter of intent or other non-binding agreement) with respect to an Acquisition Proposal or (e) solicit, initiate or knowingly encourage the making of any Acquisition Proposal.

Preservation of Records. Parent shall, and shall cause the Surviving Corporation and their respective Subsidiaries to, preserve and keep the records held by them relating to the Business for a period of seven (7) years from and after the Closing Date (or longer if required by applicable Law) and shall make such records (or copies) and officers, management, employees, advisors and representatives available, at reasonable times and upon reasonable advance written notice, to the Stockholders and any of their respective Affiliates or representatives as may be reasonably required by such Person solely to the extent relating to and solely for use in connection with any insurance claims by, Actions or Tax audits against, governmental investigations of, compliance with legal requirements by, or the preparation of financial statements of, any Stockholder or any of their respective Affiliates; provided that, from and after the Closing Date, such Person shall, and shall cause its Affiliates and its and their respective representatives to, keep all such information confidential and not otherwise use or disclose any such records for any other reason or to any other Person (except where such disclosure, upon the advice of outside counsel, is required by applicable Law and only to the extent required by such Law and upon prior notice to the Surviving Corporation). Notwithstanding anything to the contrary contained in this Section 6.04, (a) no such access or examination shall be permitted to the extent that it would reasonably be expected to cause the Surviving Corporation or any of its Subsidiaries to lose the benefit of an attorney-client or other legal privilege or obligation of confidentiality or non-disclosure or conflict with any confidentiality obligations to which the Surviving Corporation or any of its Subsidiaries is bound, in each case with respect to information to be disclosed; provided, however, that Parent shall request, but shall not be required to obtain, a waiver of any such confidentiality obligations upon such Stockholder’s reasonable prior written request; and provided, further, that Parent shall use commercially reasonable efforts to seek alternative means to disclose such information as nearly as possible without affecting attorney-client privilege or conflicting with such confidentiality obligations (it being understood that such commercially reasonable efforts shall not require Parent or any of its Subsidiaries to pay any consideration or amend or modify any Contract) and (b) none of Parent, the Surviving Corporation or its Subsidiaries shall be required to provide access under this Section 6.04 with respect to any business records or other information or employees relating to a dispute or litigation with other Parties, the Company Holders or their Affiliates.

Access to Information.

(a) During the period from the date of this Agreement until the Closing or earlier termination of this Agreement, and subject to applicable Law and Section 6.06, Parent shall be entitled, through its representatives (including its employees, legal advisors, financing sources, consultants and accountants), to have such access to the properties, businesses, operations, books and records of the Company and its Subsidiaries as it reasonably requests in connection with Parent’s efforts to consummate the transactions contemplated by this Agreement. Any such access and examination shall be conducted on reasonable advance written notice, during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law. The Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and its Subsidiaries to reasonably cooperate with Parent and Parent’s representatives in connection with such access and examination, and Parent and its representatives shall reasonably cooperate with the Company and its Subsidiaries and their respective officers, employees, consultants, agents, accountants, attorneys and other representatives and shall use their commercially reasonable efforts to minimize any disruption to the Business. Prior to the Closing, Parent and Parent’s representatives may contact and communicate with employees of the Company and its Subsidiaries to the extent necessary in connection with the consummation of the transactions contemplated hereby without the prior written consent of the Company; provided that, such requested communication does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would (i) unreasonably disrupt the operations of the Company or any of its Subsidiaries or (ii) would reasonably be expected to cause the Company or any of the Company’s Subsidiaries to lose the benefit of an attorney-client or other legal privilege or obligation of confidentiality or non-disclosure or conflict with any confidentiality obligations to which the Company or any of the Company’s Subsidiaries is bound, in each case with respect to information to be disclosed; provided, however, that the Company shall request, but shall not be required to obtain, a waiver of any such confidentiality obligations upon Parent’s reasonable prior written request; and provided, further, that the Company shall use commercially reasonable efforts to seek alternative means to disclose such information as nearly as possible without affecting attorney-client privilege or conflicting with such confidentiality obligations (it being understood that such commercially reasonable efforts shall not require the Company or any of its Subsidiaries to pay any consideration or amend or modify any Contract). Notwithstanding anything to the contrary contained herein, prior to the Closing, (A) without the prior written consent of the Company, Parent shall not, and shall cause its officers, employees, legal advisors, consultants, agents, accountants and other representatives not to, contact any customer, supplier, distributor, independent contractor, landlord, lessor or bank of the Company or any of the Company’s Subsidiaries, other than in the ordinary course of Parent’s business, with respect to the Company, any of the Company’s Subsidiaries or the transactions contemplated by this Agreement and (B) Parent shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company or any of the Company’s Subsidiaries without the prior written consent of the Company. The Parties shall cooperate with respect to preparation and timely submission of Tax Returns in respect of Transfer Taxes arising in connection with the transactions contemplated by this Agreement and any Related Agreement. The Company does not make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.05 and neither Parent nor Merger Sub may rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Article IV. No investigation pursuant to this Section 6.05 or otherwise by Parent, Merger Sub or their representatives shall be deemed to modify any of the Company’s representations and warranties contained in Article IV.

(b) Each of Parent and Merger Sub acknowledges that the information provided to Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

Public Statements; Confidentiality.

(a) None of the Company or the Company Holders’ Representative, on the one hand, or Parent or Merger Sub, on the other hand, shall issue any press release or public announcement or comment concerning this Agreement, the Related Agreements and the Stockholder Written Consents or the transactions contemplated hereby and thereby without obtaining the prior written approval of Parent, the Company or the Company Holders’ Representative, respectively (which approval will not be unreasonably withheld, conditioned or delayed), unless and only to the extent, (i) disclosure by a Party is required to enforce its rights and remedies under this Agreement or (ii) in the judgment of such Party disclosure is required by applicable Law (including the periodic reporting requirements under the Exchange Act) or under the rules of any securities exchange on which the securities of such Party or any of its Affiliates are listed; provided that, to the extent so required by applicable Law, the Party intending to make such release shall use its commercially reasonable efforts consistent with applicable Law to consult with the other Parties in advance of such release with respect to the text thereof. Prior to any announcement of Parent’s entry into this Agreement on Form 8-K (which may include the filing of this Agreement as an exhibit to such Form 8-K), Parent shall provide the Company with a draft of such filing and incorporate any reasonable comments of the Company to such Form 8-K received no less than one (1) Business Day prior to the deadline for Parent to file such Form 8-K.

(b) Each of the Parties agrees that this Agreement, the Related Agreements and the Stockholder Written Consents and the terms and conditions set forth herein and therein shall be kept confidential and shall not be disclosed or otherwise made available to any other Person and that copies of this Agreement, the Related Agreements and the Stockholder Written Consents shall not be publicly filed or otherwise made available to the public, except (i) where such disclosure, availability or filing is required by applicable Law (including the periodic reporting requirements under the Exchange Act) and only to the extent required by such Law or under the rules of any securities exchange on which the securities of such Party or any of its Affiliates are listed (provided that, Parent shall provide the Company with the opportunity to review and provide comments to any Exchange Act filing, and Parent shall consider any such comments in good faith), (ii) disclosure by TPG, Calera or their respective Affiliates of customary information to investors or potential investors or to their respective Affiliates (excluding for the avoidance of doubt, any other portfolio company of TPG or Calera), in each case, who are subject to customary confidentiality obligations, (iii) disclosure by a Party is required to enforce its rights and remedies under this Agreement, (iv) disclosure is required by a Party to comply with its obligations under Section 2.03 and Section 6.02 or (v) as otherwise agreed by each of Parent and the Company; provided that, a Party shall remain responsible for any breach of confidentiality by any such Person to which disclosure is made pursuant to the foregoing.

(c) Notwithstanding anything in this Agreement to the contrary, following Closing, the Company Holders’ Representative shall be permitted to: (i) after the public announcement of the Merger, publicly announce that it has been engaged to serve as the Company Holders’ Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger, this Agreement or any Related Agreement, or any other transaction contemplated by this Agreement or any Related Agreement; provided that, any such public announcement shall be subject to the Parent’s prior review and consent (such consent not be unreasonably withheld, conditioned or delayed); and (ii) disclose such information to employees, advisors or consultants of the Company Holders’ Representative and to the Company Holders, in each case, who have a need to know such information; provided that, disclosure to any such Person pursuant to the foregoing clause (ii) shall be conditioned on such Person either agreeing (A) to observe the terms of this Section 6.06 or (B) to be bound by obligations of confidentiality to the Company Holders’ Representative no less favorable than those imposed on the Company Holders’ Representative pursuant to this Section 6.06.

Indemnification of Directors and Officers.

(a) Parent agrees that for a period of six (6) years from and after the Effective Time, it shall cause the Surviving Corporation and its Subsidiaries to indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law and the Organizational Documents of the Company and its Subsidiaries as in effect on the date hereof, all past and present (as of the Closing Date) directors and officers of the Company and its Subsidiaries (collectively, the “D&O Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or any of the Company’s Subsidiaries occurring at or prior to the Closing. Parent agrees that all rights of the D&O Indemnitees to advancement of expenses, indemnification and exculpation from liabilities for acts or omissions occurring on or prior to the Closing Date as provided in the certificate of incorporation or bylaws (or comparable Organizational Documents) of the Company and any of the Company’s Subsidiaries, in each case, as in effect on the date hereof, and any indemnification agreements of the Company or any of the Company’s Subsidiaries as set forth in Section 6.07(a) of the Company Disclosure Schedule, or as otherwise provided for in the Company’s or any of the Company’s Subsidiaries Organizational Documents as in effect on the date hereof, shall survive the Closing Date and shall continue in full force and effect in accordance with their terms for no less than six (6) years following the Effective Time. Such rights shall not be amended or otherwise modified during such six (6) year period in any manner that would adversely affect the rights of any of the D&O Indemnitees, unless such modification is required by Law or approved by each such D&O Indemnitee. In addition, for a period of six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries, as the case may be, to advance, pay or reimburse any expenses of any D&O Indemnitee under this Section 6.07 as incurred to the fullest extent permitted under applicable Law (provided that, the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law and the Organizational Documents of the Company and its Subsidiaries as in effect on the date hereof).

(b) For a period of six (6) years from and after the Effective Time, except as required by applicable Law, Parent shall cause (i) the Organizational Documents of the Surviving Corporation to contain provisions no less favorable to the D&O Indemnitees with respect to limitation of liabilities, advancement of expenses and indemnification than are set forth as of the date hereof in the certificate of incorporation and bylaws of the Company and (ii) the Organizational Documents of each Subsidiary of the Surviving Corporation to contain provisions no less favorable to the D&O Indemnitees with respect to limitation of liability, advancement of expenses and indemnification than are set forth in such document as of the date hereof.

(c) For a period of six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to, reasonably cooperate in the defense of any claim that is subject to the limitation of liability, advancement of expenses or indemnification as contemplated by this Section 6.07 and to provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(d) The Surviving Corporation shall, and shall cause its Subsidiaries to, provide or maintain in effect for six (6) years from and after the Effective Time, through the purchase of “run-off” coverage or otherwise, directors’ and officers’ and corporate liability insurance covering those individuals who are covered by the directors’ and officers’ and corporate liability insurance policy or policies provided for directors and officers of the Company and the Company’s Subsidiaries as of the date hereof (the “D&O Policy”) on terms comparable in all respects to the D&O Policy and such coverage shall contain minimum aggregate limits of liability for directors’ and officers’ and corporate liability insurance coverage for directors and officers of the Company and its Subsidiaries with the amount of coverage at least equal to that of the D&O Policies and deductibles no larger than those of the D&O Policy; provided, however, that if such “run-off” or other coverage is not available at a cost not greater than three hundred percent (300%) of the annual premiums paid as of the date hereof under the D&O Policy (the “Insurance Cap”) (which premiums are set forth in Section 6.07(d) of the Company Disclosure Schedule), then the Surviving Corporation and its Subsidiaries shall be required to obtain as much coverage as is possible under substantially similar policies for such annual premiums as do not exceed the Insurance Cap. The Surviving Corporation’s obligations under this paragraph may be satisfied by the purchase of a “tail” insurance policy that provides for the coverage described above.

(e) The obligations of Parent and the Surviving Corporation under this Section 6.07 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee to whom this Section 6.07 applies without the consent of each affected D&O Indemnitee (it being expressly agreed that the D&O Indemnitees to whom this Section 6.07 applies shall be third party beneficiaries of this Section 6.07). The provisions of this Section 6.07 (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee, his, her or its heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Law, Contract or otherwise.

(f) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates or merges with or into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made by Parent and the Surviving Corporation so that the successors and assigns of the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.07.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company’s Subsidiaries or any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 6.07 is not prior to or in substitution for any such claims under such policies.

(h) Notwithstanding anything to the contrary set forth herein, this Section 6.07 will not affect any rights or remedies otherwise available to any Indemnified Party pursuant to Article IX.

Employee Benefits.

(a) During the period commencing at the Closing and ending on the first (1st) anniversary of the Closing Date, Parent shall, or shall cause the Surviving Corporation to, provide each continuing employee and officer of the Company and its Subsidiaries with (i) at least the same base salary or wage level as in effect immediately prior to the Effective Time and (ii) employee benefits, bonus opportunities, perquisites and other terms as are provided to similarly situated employees of Parent. Until the first (1st) anniversary of the Closing Date,

Parent and the Company agree to keep in effect all severance and retention plans, practices and policies that are applicable to employees and officers of the Company and its Subsidiaries as of the date hereof and set forth in Section 6.08(a) of the Company Disclosure Schedule.

(b) For purposes of eligibility, vesting and entitlement to benefits, including the determination of the level of vacation and severance pay benefits under the benefit and compensation plans, programs, agreements and arrangements of Parent, the Surviving Corporation or any of their respective subsidiaries in which employees are eligible to participate following the Closing (the “Parent Plans”), Parent and the Surviving Corporation shall credit each employee with his or her years of service with the Company, its Subsidiaries and any predecessor entities, to the same extent as such employee was entitled immediately prior to the Closing to credit for such service under any similar Plan, except where such crediting would result in duplication of benefits and for purposes of benefit accrual under any defined benefit pension plan. The Parent Plans (other than dental benefits) shall credit such employees for any deductibles and out-of-pocket expenses paid prior to the Closing Date in satisfying any deductibles and out-of-pocket expenses in the applicable plan year to which such deductibles and out-of-pocket expenses relate.

(c) The Parties acknowledge and agree that all provisions contained in this Section 6.08 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of the respective Parties and shall not create any right (i) in any other Person, including any employee, former employee or any participant or any beneficiary thereof in any Plan or Parent Plan, except for the rights of an Optionholder or a holder of Company Restricted Stock pursuant to Section 3.03 and Section 3.04 of this Agreement, or (ii) to continued employment with the Company, any of its Subsidiaries, Parent, the Surviving Corporation or any Affiliate of Parent. Nothing contained in this Section 6.08 is intended to be or shall be considered to be an amendment or adoption of any plan, program, agreement, arrangement or policy of the Company, any of its Subsidiaries, Parent, the Surviving Corporation or any Affiliate of Parent nor shall it interfere with any such Person’s right to amend, modify or terminate any Plan (subject to the foregoing provisions of this Section 6.08) or to terminate the employment of any employee of the Company or its Subsidiaries for any reason; provided that, the Surviving Corporation and its Subsidiaries shall be subject to the provisions of Section 6.08(a).

Subsequent Financial Statements. From the date hereof until the Closing Date, within twenty-five (25) days after the end of each calendar month, the Company shall deliver to Parent an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and a consolidated income statement of the Company and its Subsidiaries for the portion of the calendar year ended as of the end of such month, in each case, prepared in accordance with the Accounting Methodologies (collectively, the “Interim Balance Sheets”); provided, however, that solely with respect to any Interim Balance Sheet relating to a monthly period ending December 31st, the Company shall deliver such Interim Balance Sheet within sixty (60) days after the end of such calendar month. The Parties agree that any Interim Balance Sheet delivered to Parent pursuant to this Section 6.09 shall be exclusively for informational purposes, and shall not form the basis for any claim, action, suit, proceeding or demand asserting Damages by any Person whether pursuant to this Agreement or otherwise.

Resignation of Company Directors. The Company shall cause to be delivered to Parent at or prior to the Closing a written resignation substantially in the form of Section 6.10 of the Company Disclosure Schedule attached hereto from each director of the Company and its Subsidiaries, which resignations shall be effective as of the Effective Time.

[Intentionally Omitted].

Pre-Closing Exercise of Company Options. From the date hereof until the Closing, the Company shall cause the committee administering the Equity Plan to require each Optionholder who desires to exercise such Optionholder’s Company Options between the date hereof and the Effective Time to execute and become party to the Management Stockholders’ Agreement referenced in clause (i) or (ii), as applicable, of the definition of Stockholders Agreement, which shall include a waiver of any rights to demand appraisal under Section 262 of the DGCL of the shares of Common Stock to be issued to such Optionholder in connection with such exercise of Company Options.

CONDITIONS TO CLOSING

Conditions Precedent to the Obligations of the Company, Parent and Merger Sub. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Party to whose benefit such condition exists, in whole or in part, to the extent permitted by applicable Law):

(a) no Governmental Authority of competent jurisdiction shall have enacted, enforced or entered any Law or final and non-appealable Order that is in effect on the Closing Date and prohibits the Closing;

(b) any applicable waiting period under the HSR Act shall have expired or been terminated; and

(c) all consents and approvals of Governmental Authorities listed in Section 7.01(c) of the Company Disclosure Schedule shall have been obtained and such consents and approvals shall be in full force and effect.

Conditions Precedent to the Obligations of Parent and Merger Sub. In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent, in whole or in part, to the extent permitted by applicable Law):

(a) (i) (A) the Company Fundamental Representations (other than Section 4.06 (Capitalization) and Section 4.19 (Taxes)) and (B) all other representations and warranties of the Company contained in Article IV (other than Section 4.06 (Capitalization), but including, for the avoidance of doubt, Section 4.19 (Taxes)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein, other than with respect to Section 4.05(c)) on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case on and as of such date), except, in the case of this clause (B), where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Company Disclosure Schedule but without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein (other than with respect to Section 4.05(c))) has not had a Company Material Adverse Effect and (ii) the representations and warranties of the Company contained in Section 4.06 (Capitalization) shall be true and correct except for de minimis breaches as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(b) the Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c) since the date hereof, there shall not have occurred any Company Material Adverse Effect;

(d) Parent shall have received evidence, in customary form, of the termination by the Company and its Subsidiaries, as applicable, of all Company Affiliate Arrangements, other than those set forth in Section 7.02(d) of the Company Disclosure Schedule, in each case effective as of the Effective Time and without continuing Liability or obligation of any of the parties thereto;

(e) assuming simultaneous payment by Parent of the Pay-Off Company Indebtedness, all Liens on the assets of the Company and its Subsidiaries pursuant to the Credit Agreement (other than Permitted Liens) shall have been released;

(f) the Company shall have delivered to Parent a certificate, in form and substance reasonably acceptable to Parent, dated as of the Closing Date, executed by a duly authorized officer of the Company, certifying the satisfaction of the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c); and

(g) the Company shall have delivered or caused to be delivered to Parent the Closing deliverables of the Company as set forth in Section 3.06(a) (other than Section 3.06(a)(iv)).

Conditions Precedent to the Obligations of the Company. In addition, the obligations of the Company to consummate the Merger are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law):

(a) (i) the Parent Fundamental Representations and (ii) all other representations and warranties of Parent and Merger Sub contained in Article V shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case on and as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Parent Disclosure Schedule but without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) has not had a Parent Material Adverse Effect;

(b) each of Parent and Merger Sub shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c) Parent and Merger Sub shall have delivered to the Company a certificate, in form and substance reasonably acceptable to the Company, dated as of the Closing Date, executed by a duly authorized officer of each of Parent and Merger Sub, certifying to the satisfaction of the conditions set forth in Section 7.03(a) and Section 7.03(b) hereof; and

(d) Parent shall have delivered or caused to be delivered to the Company the Closing deliverables of Parent as set forth in Section 3.06(a).

Waiver of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing.

TERMINATION

Termination of Agreement. This Agreement may be terminated at any time prior to the Effective Time as follows:

(a) by mutual written consent of the Company and Parent;

(b) by either Parent or by the Company, if the Merger shall not have been consummated on or prior to the date that is the one (1) year anniversary of the date hereof (the “Termination Date”) and the Party seeking to terminate this Agreement pursuant to this Section 8.01(b) shall not have breached in any material respect its representations, warranties or covenants under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and subject to Section 10.12(c);

(c) by either the Company or Parent in the event of the issuance of a final, non-appealable Order by a Governmental Authority restraining or prohibiting the consummation of the transactions contemplated by this Agreement;

(d) by Parent if (i) neither Parent nor Merger Sub is in material breach of any of its respective representations, warranties or covenants hereunder and (ii) the Company is in material breach of any of its representations, warranties or covenants hereunder that renders or would render the conditions set forth in Section 7.02(a) or Section 7.02(b) incapable of being satisfied on the Termination Date, and such breach is either (A) not capable of being cured prior to the Termination Date or (B) if curable, is not cured within the earlier of (x) twenty (20) Business Days after the giving of written notice by Parent to the Company and (y) two (2) Business Days prior to the Termination Date; and

(e) by the Company if (i) the Company is not in material breach of any of its representations, warranties or covenants hereunder and (ii) either Parent or Merger Sub is in material breach of any of their respective representations, warranties or covenants hereunder that renders or would render the conditions set forth in Section 7.03(a) or Section 7.03(b) incapable of being satisfied on the Termination Date, and such breach is either (A) not capable of being cured prior to the Termination Date or (B) if curable, is not cured within the earlier of (x) twenty (20) Business Days after the giving of written notice by the Company to Parent and (y) two (2) Business Days prior to the Termination Date.

Procedure on Termination. In the event of termination and abandonment by Parent or the Company, or both, pursuant to Section 8.01, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall terminate, and the Merger shall be abandoned, without further action by Parent or the Parties.

Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or the Company Holders’ Representative or their respective officers, directors or equity holders or any other Person) except that (a) the provisions of this Section 8.03 and Article X and the obligations under the Confidentiality Agreement shall survive such termination and remain valid and binding obligations of the Parties, and (b) no such termination shall relieve any Party of any liability for damages to the other Party resulting from any Willful Breach of this Agreement prior to such termination.

INDEMNIFICATION

Indemnification by Company Holders. Following the Closing, the Company Holders shall (severally, and not jointly, based on each Company Holder’s Specified Percentage), subject to the provisions of this Article IX and the Escrow Agreement, indemnify and hold harmless each Parent Indemnified Party from and against any and all Liabilities, damages, penalties, Taxes, losses, amounts paid in settlement, and reasonable out-of-pocket costs and expenses related thereto (including reasonable attorneys’ fees and reasonable and documented out-of-pocket expenses and costs incurred in enforcing any of the respective rights under this Agreement) (collectively, “Damages”), incurred by such Parent Indemnified Party, whether or not involving a Third Party Claim, arising out of or resulting from:

(a) any inaccuracy in or breach of any representation or warranty of the Company contained in Article IV (except in the case of Section 4.05(c), without giving effect to any materiality or Company Material Adverse Effect or other similar qualifier contained therein for purposes of determining whether an inaccuracy or breach has occurred and the amount of Damages attributable thereto); or

(b) any breach of any covenant or agreement of the Company (for the period prior to the Closing) contained in this Agreement.

Indemnification by Parent. Following the Closing, Parent shall, subject to the provisions of this Article IX, indemnify and hold harmless each Company Holder Indemnified Party from and against any and all Damages, incurred by such Company Holder Indemnified Party, whether or not involving a Third Party Claim, arising out of or resulting from:

(a) any inaccuracy in or breach of any representation or warranty of Parent or Merger Sub contained in Article V (in each case, without giving effect to any materiality, Parent Material Adverse Effect or other similar qualifier contained therein for purposes of determining whether an inaccuracy or breach has occurred and the amount of Damages attributable thereto); or

(b) any breach of any covenant or agreement of Parent, Merger Sub or, following the Closing, the Surviving Corporation contained in this Agreement.

Indemnification Process.

(a) Any Parent Indemnified Party or Company Holder Indemnified Party making a claim for indemnification under Section 9.01 or Section 9.02 (an “Indemnified Party”) may seek indemnification by giving written notice to the applicable party or parties from whom indemnification is sought (the “Indemnifying Party”), specifying in reasonable detail (i) the representation and warranty or covenant or other agreement that is alleged to have been breached or to have given rise to indemnification, (ii) the facts constituting the basis for such allegation and (iii) if known, the aggregate amount of the Damages for which a claim is being made under Section 9.01 or Section 9.02 or, to the extent that such Damages are not known or have not been incurred at the time such claim is made, a good faith estimate of the aggregate potential amount of such Damages. In the event that any claim for indemnification hereunder results from or is in connection with a Third Party Claim, the Indemnified Party shall provide written notice of such Third Party Claim to the Indemnifying Party, which notice shall include the information specified in clauses (i)-(iii) above (a “Third Party Claim Notice”) as soon as practicable after the Indemnified Party first receives notice of the claim but in any event not later than seven (7) days following such notice; provided that, the Indemnified Party shall not be limited in seeking indemnification pursuant to this Article IX by any failure to provide such notice of the existence of a claim to the Indemnifying Party except to the extent that such Indemnifying Party is prejudiced as a result of such failure. Any such notice pursuant to this first sentence of this Section 9.03(a) or Third Party Claim Notice shall be given, if by a Parent Indemnified Party, in accordance with the Escrow Agreement. To the extent there is any conflict between this Agreement and the Escrow Agreement in respect of the mechanics for distribution of the Indemnity Escrow Amount, the terms of the Escrow Agreement will control.

(b) Third Party Claims.

(i) Except as otherwise provided in Section 9.03(b)(ii), in the case of any claim, action, suit, proceeding or demand asserted by a Person that is not a party to this Agreement or its Affiliate (or a successor thereof) (a “Third Party Claim”), the Indemnifying Party may elect (at the expense of such Indemnifying Party and with reputable counsel of its own choosing) by written notice to the Indemnified Party delivered within fifteen (15) days from the date of receipt of a Third Party Claim Notice, to assume and control the defense of such Third Party Claim. If the Indemnifying Party does not assume control of such defense in accordance with the terms hereof, the Indemnified Party shall control such defense without prejudice to its rights hereunder. The party not controlling any such defense may participate in such defense at such party’s sole cost and expense (including the costs and expenses of counsel).

(ii) Notwithstanding Section 9.03(b)(i), the Indemnifying Party shall have no right to assume the defense of any Third Party Claim (A) in the event that the Indemnified Party shall in good faith determine after consultation with outside counsel that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of the defenses or counterclaims that may be available to the Indemnifying Party in respect of a Third Party Claim that would make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, (B) if the Indemnified Party reasonably determines, after prior consultation with the Company Holders’ Representative, that the amount of the Third Party Claim if successful would be likely to exceed the Indemnifying Party’s Liability under this Agreement (including the amount then available in the Indemnity Escrow Account) or (C) if such Third Party Claim seeks or could reasonably be expected to result in the imposition of criminal penalties against the Indemnified Party, which in each such case the reasonable and documented out-of-pocket costs and expenses of counsel to the Indemnified Party will be subject to the indemnity provided for in Section 9.01 or Section 9.02. If the Indemnifying Party fails to take reasonable steps necessary to defend diligently a Third Party Claim after notifying the Indemnified Party of its assumption of the defense and investigation of such Third Party Claim, the Indemnified Party may assume such defense, and the reasonable and documented out-of-pocket costs and expenses of counsel to the Indemnified Party will be subject to the indemnity provided for in Section 9.01 or Section 9.02, as applicable. Notwithstanding anything to the contrary contained herein, in no event shall the Indemnifying Party be responsible for the fees of more than one counsel for all Indemnified Parties in each applicable jurisdiction. The party conducting the defense of any Third Party Claim shall keep the other party advised of all significant developments with respect to such Third Party Claim.

(iii) Neither the Indemnified Party nor the Indemnifying Party shall enter into any settlement, compromise or consent to judgment with respect to such Third Party Claim unless consented to by the Indemnified Party and the Indemnifying Party in writing, which consent will not be unreasonably withheld, conditioned or delayed; provided that, the Indemnifying Party who conducts the defense of a Third Party Claim may enter into any settlement, compromise or consent to judgment the relief for which (A) consists solely of monetary damages which shall be paid in full by the Indemnifying Party and does not require any admission or acknowledgement of fault of the Indemnified Party or its Affiliates and (B) which procures a full and unconditional release of the Indemnified Party with respect to such Third Party Claim.

(iv) The Indemnified Party and the Indemnifying Party shall make reasonably available to each other and their respective representatives all relevant business records and other documents reasonably available to them that are necessary or appropriate for the defense of any Third Party Claim, subject to any bona fide claims of attorney-client privilege, and the Indemnified Party shall use commercially reasonable efforts to assist, and to cause the employees and counsel of such party to assist, at the cost of the Indemnifying Party, in the defense of such Third Party Claim.

(c) For purposes of this Section 9.03, (i) any notices to be provided or received by any Company Holder as an Indemnifying Party or Indemnified Party pursuant to this Section 9.03 shall be provided or received, as applicable, by the Company Holders’ Representative on behalf of the applicable Company Holder(s) and (ii) the Company Holders’ Representative shall have the sole and exclusive right and authority to make indemnification claims on behalf of the Company Holders pursuant to the terms hereof and, as the context may require, references herein to the Indemnified Party shall be construed accordingly.

Limitations on Indemnification.

(a) De Minimis Limitation and Deductible. No claim for indemnification under Section 9.01(a) may be made by the Parent Indemnified Parties and no claim for indemnification under Section 9.02(a) may be made by the Company Holder Indemnified Parties, and no payment in respect of such a claim for indemnification shall be required from any Company Holder or Parent, as applicable, (i) for any Damages arising from any individual claim under such Sections, as applicable, (treating claims resulting from the same facts and circumstances as an individual claim) that does not exceed twenty-five thousand dollars ($25,000) (the “De Minimis Limitation”) and (ii) until the aggregate amount of Damages which the Parent Indemnified Parties or the Company Holder Indemnified Parties, as applicable, have incurred on a cumulative basis exceeds the Deductible, after which the Parent Indemnified Parties or the Company Holder Indemnified Parties, as applicable, shall be indemnified, subject to Section 9.04(b), for all such Damages in excess of the Deductible, as applicable; provided that the foregoing De Minimis Limitation and Deductible shall not apply to, and the Parent Indemnified Parties or the Company Holder Indemnified Parties, as applicable, shall be entitled to indemnification without regard to satisfaction of the De Minimis Limitation and Deductible with respect to, claims for breach of any Fundamental Representation.

(b) Maximum Damages. Notwithstanding anything in this Agreement or the Escrow Agreement to the contrary, subject to Section 9.04(c) and without derogation to the rights of any Parent Indemnified Party pursuant to the Policy, the maximum aggregate amount of Damages against which (i) the Parent Indemnified Parties shall be entitled to be indemnified by the Company Holders under Section 9.01 shall be the remaining Indemnity Escrow Amount (if any) and (ii) the Company Holder Indemnified Parties shall be entitled to be indemnified by Parent under Section 9.02 shall be one million two hundred seventy five thousand dollars ($1,275,000).

(c) Types of Damages. The Parties expressly acknowledge and agree that there shall be no indemnification by an Indemnifying Party for any punitive, exemplary, treble, consequential, incidental, special or indirect damages, except, in each case, to the extent constituting direct, market-measured or general damages or to the extent paid or payable to a claimant in respect of a Third Party Claim.

(d) Tax Benefit. The amount of any Damages subject to indemnification under this Article IX shall be calculated net of any Tax benefit actually realized by the Indemnified Party from the incurrence or payment of such Damages (through a refund or reduction in Tax Liability) in the taxable year immediately following the year in which the indemnification payment is made or an earlier year.

(e) Indemnity Escrow Account. Without derogation to the rights of any Indemnified Parties pursuant to the Policy, any indemnification of a Parent Indemnified Party for any and all Damages pursuant to Section 9.01 shall be paid solely and exclusively by release of remaining funds (if any) to such Parent Indemnified Party from the Indemnity Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement.

(f) Mitigation. Any Indemnified Party shall use commercially reasonable efforts to mitigate the amount of its Damages upon and after becoming aware of any facts or circumstances that would reasonably be expected to result in any Damages that are indemnifiable hereunder. Except to the extent otherwise required by Law, Parent and the Surviving Corporation shall not, without the prior consent of the Company Holders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, take, or allow to be taken, any action after the Closing that could increase any Company Holder’s liability for Taxes.

(g) No Duplication. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(h) Net Amounts. The amount of any Damages sustained by an Indemnified Party shall be reduced by any amount actually received by such Indemnified Party or its Affiliates with respect thereto (i) under any insurance coverage relating thereto (other than the Policy) and (ii) from any non-Affiliate Person alleged to be responsible for any Damages, in each case, net of any reasonable and documented out-of-pocket costs, expenses or premiums incurred in connection with securing or obtaining such recovery under such insurance coverage or from such non-Affiliate Person (including any increased premiums resulting therefrom). The Indemnified Parties shall use reasonable best efforts to collect any amounts available under insurance policies or recoverable from non-Affiliate Persons with respect to Damages incurred by such Indemnified Party. If the Indemnified Party or its Affiliates receive any amounts under insurance policies, or from any non-Affiliate Person alleged to be responsible for any Damages, in each case in connection with a matter giving rise to an indemnification payment, but subsequent to such indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or out-of-pocket expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party or its Affiliates, net of any reasonable and documented out-of-pocket costs, expenses or premiums incurred in connection with securing or obtaining such recovery under such insurance coverage or from such non-Affiliate Person (including any increased premiums resulting therefrom).

(i) Final Closing Statement. No Damages may be claimed hereunder by an Indemnified Party, and no claims for Taxes may be claimed by Parent, to the extent that such Damages or Taxes have been reflected or accrued or reserved for as a Liability on the Final Closing Statement or otherwise taken into account in the preparation or determination of the Final Closing Statement or the Post-Closing Adjustment, if any, pursuant to Section 3.13.

(j) Subrogation. Except with respect to Taxes, in the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party pursuant to a claim or demand in a notice of a claim for indemnification pursuant to this Article IX, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost of such Indemnifying Party, in presenting any subrogated right, defense or claim. The Policy shall contain a waiver of all rights of subrogation to recover against the Company Holders except with respect to Fraud.

Survival. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall survive the Closing until the Release Date (the “Survival Period”). Any and all claims for indemnification under this Article IX arising out of any inaccuracy in or breach of any representation or warranty of the Company, Parent or Merger Sub must be made prior to the end of the Survival Period, it being understood that in the event notice of any claim for indemnification submitted in compliance with Section 9.01(a) or Section 9.02(a) shall have been given within the Survival Period, the representations and warranties with respect to such indemnification claim shall survive until such time as such claim is finally resolved, whether or not litigation has been commenced at such time to resolve such claim. The covenants and agreements of the Parties under this Agreement shall survive the Closing until the seven (7) year anniversary of the Closing Date unless a shorter period of performance is specified with respect to such covenant or agreement (and any pre-Closing covenants shall survive the Closing for the Survival Period), it being understood that in the event notice of any claim for indemnification submitted in compliance with Section 9.01(b) or Section 9.02(b) shall have been given within the applicable survival period, the covenants and agreements solely with respect to such indemnification claim shall survive until such time as such claim is finally resolved, whether or not litigation has been commenced at such time to resolve such claim.

Treatment of Indemnification Payments. In the event any claim for indemnification under this Article IX has been finally determined, the amount of such final determination shall be paid if the Indemnified Party is a: (i) Parent Indemnified Party, by the Escrow Agent to the Parent Indemnified Party, pursuant to the terms and conditions of the Escrow Agreement and (ii) Company Holder Indemnified Party, unless otherwise directed by the Company Holders’ Representative, by Parent to the Paying Agent by wire transfer of immediately available funds within fifteen (15) days after the date upon which any underlying claims are finally resolved, for the benefit of, and for further distribution to, the Company Holders, and the Paying Agent shall promptly distribute such amount to the Company Holders on a pro rata basis based on their respective Specified Percentages in accordance with the written instructions of the Company Holders’ Representative, and Parent shall be entitled to rely exclusively upon the written instructions of the Company Holders’ Representative in paying such indemnification amounts; provided that, at the request of the Company Holders’ Representative, a portion of any such amount that is subject to employment tax withholding shall be paid to the Surviving Corporation for payment through the Surviving Corporation’s payroll system no later than the first regularly scheduled payroll date that is at least four (4) Business Days following such request. Any claim, and the liability for and amount of Damages therefor, shall be deemed to be “finally determined” for purposes of this Article IX and Section 10.16(g) when the parties hereto have so determined by mutual agreement or, if disputed, when a final and non-appealable Order by a Governmental Authority has been entered with respect to such claim. The Parties agree that any indemnification payments made pursuant to this Article IX shall be treated as an adjustment to the Merger Consideration.

Sole Remedy. Following the Closing, the Parties acknowledge and agree that the provisions of this Article IX shall be the sole and exclusive remedy for any breach of or inaccuracy in any representation or warranty, or breach or failure to perform any covenant or agreement, contained in this Agreement, except for (a) any claim of Fraud asserted against any Person who committed such Fraud or against any Person who is responsible for Damages under this Article IX for such Fraud it being understood that (i) each Company Holder shall be responsible (on a several and not joint basis) for any Fraud committed by the Company or the Company’s officers prior to the Closing and (ii) no Company Holder will be responsible for the Fraud committed by any other Company Holder, other than the Fraud of such other Company Holder committed solely in its capacity as an officer of the Company, (b) claims for equitable remedies under Section 10.12(b) or (c) the matters referenced in Section 3.13, which, in the case of the foregoing clauses (b) and (c) shall be governed solely by such sections. Notwithstanding anything to the contrary contained in this Agreement, no breach of or inaccuracy in any representation or warranty, or breach or failure to perform any covenant or agreement, contained in this Agreement shall give rise to any right on the part of any party to rescind this Agreement or any Related Agreement or any of the transactions contemplated hereby or thereby.

No Claim Against the Surviving Corporation. Each Company Holder, solely in its capacity as a Company Holder, waives any right of contribution against the Surviving Corporation with respect to any indemnity claim arising out of this Agreement to the extent that the Company, the Surviving Corporation or any Parent Indemnified Party is determined to be entitled to indemnification hereunder for such claim.

Procedures Related to Tax Contests. Notwithstanding the terms of Section 9.03(b)(i), if any deficiency, proposed adjustment, adjustment, assessment audit, examination or other administrative or court proceeding, suit, dispute or other claim commenced or initiated against the Surviving Corporation or any of its Subsidiaries by any Tax authority following the Closing (a “Tax Contest”), would, if successful, require the Company Holders to fully indemnify Parent pursuant to Section 9.01, the Company Holders’ Representative shall have the right (but not the obligation), upon timely written notice (which notice shall acknowledge the Company Holders’ indemnification obligation with respect to such Tax Contest), to elect to control, defend, settle, compromise, or contest such Tax Contest; provided that, notwithstanding anything to the contrary set forth herein, (a) the Company Holders’ Representative shall keep Parent reasonably informed of any proceedings, events and developments related to or in connection with such Tax Contest, (b) Parent shall be entitled to receive copies of all correspondence and documents related to such Tax Contest, (c) the Company Holders’ Representative shall consult with Parent and shall not enter into any settlement with respect to any such Tax Contest without Parent’s prior written consent, which will not be unreasonably withheld, conditioned or delayed and (d) at its own cost and expense, Parent shall have the right to participate in (but not control) the defense of such Tax Contest. Parent shall give the Company Holders’ Representative written notice of any Tax Contest within fifteen (15) days of receiving notice of such Tax Contest which may give rise to any indemnity obligation of the Company Holders under Section 9.01. Failure to give prompt notice shall not affect the indemnification obligations thereunder in absence of prejudice. Parent shall reasonably cooperate with the Company Holders’ Representative in pursuing such Tax Contest.

Parent’s out-of-pocket expenses incurred in connection with such cooperation, including the cost of counsel, shall be reimbursed solely and exclusively from the Indemnity Escrow Account. If the Company Holders’ Representative does not elect to control such Tax Contest, Parent shall control such Tax Contest but shall provide the Company Holders’ Representative the same rights that Parent has in the event the Company Holders’ Representative elects to control such Tax Contest pursuant to clauses (a) through (c) above.

Release of Indemnity Escrow Account. On the date that is the fifteen (15) month anniversary of the Closing Date (the “Release Date”), all remaining amounts held in the Indemnity Escrow Account, less the aggregate amount of all claims, if any, claimed by the Parent Indemnified Parties (such claims, the “Outstanding Claims”) properly made in accordance with this Article IX and not fully paid or satisfied prior to the Release Date (the amount of which will be retained in the Indemnity Escrow Account in accordance with the Escrow Agreement) shall be promptly released by the Escrow Agent from the Indemnity Escrow Account to the Company Holders on a pro rata basis based on their respective Specified Percentages pursuant to the terms of the Escrow Agreement. At any time after the Release Date, when an Outstanding Claim is finally resolved and paid to the Parent Indemnified Party from the Indemnity Escrow Account for less than the full amount that was reserved in respect of such Outstanding Claim, the Escrow Agent will promptly release to the Company Holders from the Indemnity Escrow Account following such distribution to the Parent Indemnified Party an amount equal to the remaining funds then held in the Indemnity Escrow Account, less the amounts reserved in respect of any then remaining Outstanding Claims, which distribution to the Company Holders shall be made on a pro rata basis based on their respective Specified Percentages pursuant to the terms of the Escrow Agreement. Notwithstanding the foregoing, any amount to be delivered to an Optionholder or to a holder of Company Restricted Stock pursuant to this paragraph shall be delivered to the Surviving Corporation for payment through Surviving Corporation’s payroll system no later than the first regularly scheduled payroll date that is at least four (4) Business Days following the Surviving Corporation’s receipt of such funds.

MISCELLANEOUS

Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by facsimile or email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally-recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Company:

Direct General Corporation

1281 Murfreesboro Road

Nashville, Tennessee 37217

Facsimile: (615) 366-3722

Email: Sharon.Roberson@directgeneral.com

Attention: Sharon K. Roberson

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Facsimile: (212) 735-2000

Email: Todd.Freed@skadden.com

            Sven.Mickisch@skadden.com

Attention: Todd E. Freed, Esq. and Sven G. Mickisch, Esq.

and

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, California 94301

Facsimile: (650) 470-4570

Email: Leif.King@skadden.com

Attention: Leif B. King, Esq.

If to Parent or Merger Sub:

National General Holdings Corp.

59 Maiden Lane, 38th Floor

New York, NY 10038

Facsimile: (212) 380-9498

Email: Jeffrey.Weissmann@ngic.com

Attention: Jeffrey Weissmann

with a copy to (which shall not constitute notice):

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Facsimile: (212) 715-8000

Email: ewechsler@kramerlevin.com

Attention: Ernest S. Wechsler, Esq.

If to the Company Holders’ Representative or a Company Holder:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, Colorado 80202

Facsimile: (303) 623-0294

Email: deals@srsacquiom.com

Attention: Managing Director

Amendment/Waiver. This Agreement may be amended, supplemented or changed only by a written instrument signed by each of the Parties. Each provision in this Agreement may be waived only by a written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Assignment. No assignment of this Agreement or of any rights or obligations hereunder may be made, directly or indirectly (by operation of law or otherwise), by (i) the Company, without the prior written consent of Parent, (ii) any of Parent or Merger Sub without the prior written consent of the other Parties (but not including, after the Closing, the Surviving Corporation) or (iii) the Company Holders’ Representative without the prior written consent of Parent. Any attempted assignment without obtaining such required consent shall be null and void.

Entire Agreement. This Agreement (including the Confidentiality Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule and the documents attached thereto), the Related Agreements and the Stockholder Written Consents represent the entire understanding and agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Fulfillment of Obligations. Any obligation of any Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.07, Article IX, this Section 10.06, Section 10.13 and Section 10.14, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the Company Holders are third party beneficiaries of Article III, Section 9.10 and Section 10.13 (it being understood that only the Company Holders’ Representative may take any action in respect of such Sections (other than Section 10.13) following the Closing on behalf of the Company Holders). For the avoidance of doubt, in the event of Parent or Merger Sub’s breach of this Agreement, damages to the Company shall include, to the extent proven, the loss of the benefit of the bargain to the Company and the Company Holders.

Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all direct and indirect costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

Governing Law/Jurisdiction/Waiver of Jury Trial.

(a) Except as otherwise set forth in Section 3.13, this Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action arising out of or relating to any representation or warranty made in this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws.

(b) Except as otherwise set forth in Section 3.13, each of the Parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal or state court of the U.S. sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Action arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 10.01 or in any other manner permitted by applicable Law.

(c) THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS

AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile or email in .pdf format), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party (or to the Company Holders). Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Further Assurances. Subject to the terms and conditions of this Agreement, from time to time, at the request of any Party and without additional consideration, each other Party shall execute and deliver to such requesting Party such documents and take such other action as such requesting Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

Remedies.

(a) Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy.

(b) Each of the Parties agrees that irreparable damage would occur in the event of a breach of this Agreement by any Party (including by any Party failing to take such actions as are required of it hereunder to consummate the Merger), money damages may be inadequate and there may be no adequate remedy at Law. Accordingly, the Parties agree that, subject to and without limiting Section 10.12(c) below (if applicable), each of the Parties shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and each Party’s respective obligations hereunder by an Action or Actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (i) any defenses in any Action for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (ii) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

(c) To the extent any Party brings any Action before any Governmental Authority to enforce specifically the performance of the terms and provisions of this Agreement prior to the Termination Date, the Termination Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Action.

Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, Parent and Merger Sub agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any former, current or future director, officer, employee, incorporator, Affiliate, member, manager, partner, equity holder, agent, attorney or representative of any Company Holder or any Affiliate or permitted assignee of any Company Holder (excluding any Company Holder who may be deemed to be a Non-Recourse Party of another Company Holder other than in its role as a Company Holder itself) (collectively, “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Parties, as such, for any obligation of any Company Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation, or otherwise by reason of this Agreement or its negotiation or execution or the transactions contemplated hereby, and Parent and Merger Sub (and at and following the Closing the Surviving Corporation) waives and releases all such liabilities, claims and obligations against any such Non-Recourse Parties. Non-Recourse Parties are expressly intended as third party beneficiaries of this provision of this Agreement.

Waiver of Conflicts.

(a) It is acknowledged by each of the Parties that each of the Company and certain Affiliates of TPG and Calera have retained Skadden to act as their counsel in connection with the transactions contemplated hereby and that Skadden has not acted as counsel for any other Party in connection with the transactions contemplated hereby and that none of the other Parties has the status of a client of Skadden for conflict of interest or any other purposes as a result thereof. Each Party hereby agrees that, in the event that any dispute arises after the Closing between Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, on the one hand, and any of TPG or Calera or their respective Affiliates, on the other hand, Skadden may represent either or both of TPG and Calera in such dispute even though the interests of TPG and Calera may be directly adverse to Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, and even though Skadden formerly may have represented the Company or any of the Company’s Subsidiaries in any matter substantially related to such dispute. Each of the Company (on behalf of itself and the Surviving Corporation), Parent and Merger Sub acknowledges and agrees that, in connection with any future dispute between Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, on the one hand, and any of TPG or Calera or their respective Affiliates, on the other hand, with respect to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, as to all communications among Skadden, the Company, any of the Company’s Subsidiaries, TPG and Calera that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement (“Privileged Deal Communications”), the attorney-client privilege and the expectation of client confidence belongs to TPG or Calera, as applicable, and may be controlled by such Person and shall not pass to or be claimed by Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates.

(b) The Parties understand and agree that the Parties have each undertaken commercially reasonable efforts to prevent the disclosure of confidential or attorney-client privileged information. Notwithstanding those efforts, the Parties further understand and agree that the consummation of the transactions contemplated by this Agreement may result in the inadvertent disclosure of information that may be confidential or subject to a claim of privilege. The Parties further understand and agree that any disclosure of information that may be confidential or subject to a claim of privilege will not prejudice or otherwise constitute a waiver of any claim of privilege. Accordingly, following the Closing each of Parent and the Surviving Corporation agrees to use commercially reasonable efforts to return promptly any communications among Skadden, the Company, any of the Company’s Subsidiaries, TPG and Calera that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement inadvertently disclosed to the appropriate Person upon becoming aware of its existence. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Corporation or any of their respective Affiliates, on the one hand, and a third party (other than a Party, TPG or Calera or their respective Affiliates), on the other hand, after the Closing, the Surviving Corporation may assert the attorney-client privilege to prevent disclosure of confidential communications by Skadden to such third party.

(c) The Parties agree that the protections afforded to TPG and Calera above shall not be considered, and is not, a waiver by Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates of any attorney client privilege that they may have over the Privileged Deal Communications solely as against any third party (other than a Party, TPG or Calera or their respective Affiliates). Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Corporation or any of their respective Affiliates, on the one hand, and a third party (other than a Party, TPG or Calera or their respective Affiliates), on the other hand, after the Closing, the Surviving Corporation (i) may assert the attorney-client privilege to prevent disclosure of confidential communications by Skadden to such third party and (ii) shall not waive any attorney-client privilege under the Privileged Deal Communications as against any third party without the prior written consent of TPG and Calera. In the event that Parent, the Surviving Corporation or any of its Subsidiaries is required under applicable Law, or by order of or request by any Governmental Authority (any such requirement, order or request, a “Legal Request”) to produce, or otherwise access or obtain a copy of all or a portion of such confidential communications by Skadden, Parent, the Surviving Corporation and its Subsidiaries, subject to compliance with the following sentence, shall be entitled to access or obtain a copy of and disclose such communications to the extent necessary to comply with any such Legal Request. In the event of any Legal Request, Parent shall promptly following such Legal Request, notify the Company Holders’ Representative in writing so that the Company Holders’ Representative can seek a protective order and Parent agrees to use all commercially reasonable efforts (at the sole cost and expense of the Company Holders’ Representative) to assist therewith.

(d) Skadden shall be a third party beneficiary for purposes of this Section 10.14.

Acknowledgments and Disclaimers.

(a) THE COMPANY IS NOT MAKING AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), AND THE COMPANY HEREBY DISCLAIMS, AND PARENT EXPRESSLY DISCLAIMS ANY RELIANCE ON, AND SHALL CAUSE ITS AFFILIATES, AND ANY OF ITS OR ITS AFFILIATES RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, PARTNERS, MEMBERS, EQUITYHOLDERS, AGENTS OR REPRESENTATIVES TO EXPRESSLY DISCLAIM ANY RELIANCE ON, ANY AND ALL SUCH OTHER REPRESENTATIONS OR WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT OR MERGER SUB OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, PARTNERS, MEMBERS, EQUITYHOLDERS, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS, FORWARD-LOOKING STATEMENTS, ESTIMATES, PREDICTIONS OR OTHER SUPPLEMENTAL DATA, AND INCLUDING DATA SET FORTH IN THE ELECTRONIC DATA ROOM), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), THE COMPANY AND ITS SUBSIDIARIES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, ORAL OR WRITTEN, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THEIR BUSINESSES OR THEIR ASSETS, AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), THE COMPANY AND ITS SUBSIDIARIES SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS AND ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND PARENT AND MERGER SUB, AND THEIR RESPECTIVE AFFILIATES AND EACH OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, PARTNERS, MEMBERS, EQUITYHOLDERS, AGENTS AND REPRESENTATIVES, HAVE RELIED SOLELY ON THEIR OWN EXAMINATION, REVIEW, ANALYSIS AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE) IN DETERMINING TO ENTER INTO THIS AGREEMENT, AND EXPRESSLY DISCLAIM ANY RELIANCE ON, ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED.

(b) NONE OF PARENT OR MERGER SUB IS MAKING AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE V (AS MODIFIED BY THE PARENT DISCLOSURE SCHEDULE). NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ITS DIRECTORS, OFFICERS, EMPLOYEES, PARTNERS, MEMBERS, EQUITYHOLDERS, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS, FORWARD-LOOKING STATEMENTS, ESTIMATES, PREDICTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE V (AS MODIFIED BY THE PARENT DISCLOSURE SCHEDULE), PARENT AND MERGER SUB EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, ORAL OR WRITTEN, EXPRESS OR IMPLIED, AND THE COMPANY AND COMPANY HOLDERS, AND THEIR RESPECTIVE AFFILIATES AND EACH OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, PARTNERS, MEMBERS, EQUITYHOLDERS, AGENTS AND REPRESENTATIVES, HAVE RELIED SOLELY ON THEIR OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB SET FORTH IN ARTICLE V (AS MODIFIED BY THE PARENT DISCLOSURE SCHEDULE) IN DETERMINING TO ENTER INTO THIS AGREEMENT, AND EXPRESSLY DISCLAIM ANY RELIANCE ON, ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED.

(c) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, INCLUDING THIS SECTION 10.15, NO PARTY SHALL BE LIMITED FROM MAKING ANY CLAIM BASED ON FRAUD.

(d) Notwithstanding anything to the contrary in this Agreement or any other agreement, document or instrument delivered or to be delivered in connection herewith, each of Parent and Merger Sub acknowledges and agrees that the Company and its Subsidiaries make no representations, warranties, covenants or agreements with respect to, and nothing contained in this Agreement or in any other agreement, document or instrument to be delivered in connection herewith is intended or shall be construed to be a representation, warranty, covenant or agreement, express or implied, of the Company or any of its Subsidiaries, for any purposes of this Agreement (including for purposes of the preparation of the Estimated Balance Sheet, the Closing Balance Sheet and the Final Closing Balance Sheet) or any other agreement, document or instrument to be delivered in connection herewith or therewith, in respect of (i) the adequacy or sufficiency of the loss, loss adjustment expense and unearned premium reserves of any of the Insurance Company Subsidiaries to cover the amount of actual expenses, losses or unearned premium eventually incurred, paid, recognized, realized or otherwise discharged, or that such reserves held by the Insurance Company Subsidiaries have been or will be adequate to cover the actual amount of Liabilities in respect of which they were established or (ii) the collectability of any amounts under any reinsurance agreement. Furthermore, each of Parent and Merger Sub acknowledges, understands and agrees that no fact, condition, development or issue relating to the adequacy or sufficiency of such reserves described in clause (i) of the preceding sentence may be used, directly or indirectly, (1) to demonstrate or support the breach or violation of any representation, warranty, covenant or agreement of or by the Company or its Subsidiaries contained in this Agreement or any other agreement, document or instrument delivered or to be delivered in connection herewith or (2) for purposes of Section 3.13 hereof.

Company Holders’ Representative.

(a) Each Identified Company Stockholder, by virtue of the adoption of this Agreement by the Identified Company Stockholder and the execution of its Stockholder Commitment Letter and each Optionholder, by virtue of its execution of an Optionholder Commitment Letter, hereby irrevocably constitutes and appoints, effective from and after the date hereof, Shareholder Representative Services LLC, as the true and lawful agent and attorney-in-fact of such Company Holder, as the case may be, to act as the Company Holders’ Representative under this Agreement in accordance with the terms of this Section 10.16. The Company Holders’ Representative has been both authorized by each Identified Company Stockholder (and will be authorized by Optionholder upon its execution of the Optionholder Commitment Letter), for and on his, her or its behalf and directed to act (and the Company Holders’ Representative hereby agrees to act), in accordance with the terms of the SRS Letter Agreement, in each case, to:

(i) take all actions required by, and exercise all rights granted to, the Company Holders’ Representative in this Agreement and the Related Agreements;

(ii) receive all notices or other documents given or to be given to any Company Holder by Parent pursuant to this Agreement and the Related Agreements;

(iii) receive and accept service of legal process in connection with any Action against any Company Holder in their capacity as such arising under this Agreement or any Related Agreement;

(iv) investigate, defend, contest, compromise or settle any controversy, Action or indemnity claim hereunder on behalf of any Company Holder arising under this Agreement or any Related Agreement;

(v) execute and deliver all agreements, certificates and documents required or deemed appropriate by the Company Holders’ Representative in connection with any of the transactions contemplated under this Agreement;

(vi) engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated under this Agreement;

(vii) enforce payment of any amounts payable to the Company Holders, on behalf of the Company Holders, in the name of the Company Holders’ Representative;

(viii) waive or refrain from enforcing any right of the Company Holders and/or the Company Holders’ Representative arising out of or under or in any manner relating to this Agreement or any Related Agreement;

(ix) consent to the settlement of any and all disputes in connection with this Agreement, including with respect to Section 3.13 (including the selection of the Independent Expert) and the disbursement of the Adjustment Escrow Amount;

(x) take such other action as the Company Holders’ Representative may deem appropriate, including (A) agreeing to any waiver, modification or amendment of this Agreement or any Related Agreement, and executing and delivering an agreement of such waiver, modification or amendment, and (B) all such other matters as the Company Holders’ Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement and the Related Agreements;

(xi) make adjustments to the Specified Percentage following the Closing pursuant to Section 3.05(d);

(xii) pay or reimburse itself from the Expense Fund Amount for any reasonable third party expenses pursuant to this Agreement and the Related Agreements; and

(xiii) to otherwise act in such Person’s name, place, and stead and for its use and benefit, to prepare, execute, certify, acknowledge, swear to, file, deliver, or record any and all agreements, instruments or other documents, and to take any and all actions, that are within the scope and authority of the Company Holders’ Representative provided for in this Section 10.16.

(b) In the event of the resignation, removal, death or incapacity of the Company Holders’ Representative, a successor shall thereafter promptly be appointed by an instrument in writing signed by such successor and the Company Holders representing a majority of the Specified Percentage of the Company Holders pursuant to which such successor shall become party to this Agreement as the Company Holders’ Representative hereunder (including in respect of the representations and warranties in Section 10.16(c)), and such appointment shall become effective as to any such successor when a copy of such instrument, in form and substance reasonably acceptable to Parent, shall have been delivered to Parent. The Company Holders’ Representative may be removed by action of the Company Holders representing a majority of the Specified Percentage of the Company Holders at any time and for any reason upon written notice to Parent.

(c) The Company Holders’ Representative represents and warrants to each other Party that: (i) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation; (ii) it has the requisite right, limited liability company power, authority and legal capacity to execute, deliver and perform this Agreement; (iii) the execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary action of the Company Holders’ Representative, its managers, directors, members, or stockholders, as applicable; (iv) this Agreement is a legal, valid and binding obligation of the

Company Holders’ Representative, enforceable against it in accordance with its terms; and (v) the execution, delivery and performance by the Company Holders’ Representative of this Agreement does not, (x) conflict with the Organizational Documents of the Company Holders’ Representative or (y) conflict with or result in the breach of, or constitute a default under any Contract to which the Company Holders’ Representative is bound.

(d) Parent shall be entitled to rely exclusively upon the communications of the Company Holders’ Representative relating to the foregoing as the communications of the Company Holders. Parent (i) need not be concerned with the authority of the Company Holders’ Representative to act on behalf of all Company Holders hereunder, and (ii) shall not be held liable or accountable in any manner for any act or omission of the Company Holders’ Representative in such capacity. Notwithstanding anything to the contrary herein, except for the payment to be made to the Company Holders’ Representative at Closing pursuant to Section 3.06(a)(ix)(5), none of Parent, Merger Sub, the Company or the Surviving Corporation shall have any Liability to the Company Holders’ Representative in connection with its appointment and service as the Company Holders’ Representative hereunder.

(e) The grant of authority provided for in this Section 10.16 (i) is coupled with an interest and is being granted, in part, as an inducement to the Parties to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Company Holder and shall be binding on any successor thereto, and (ii) shall survive the payment of all or any portion of the Merger Consideration hereunder and the Escrow Amount.

(f) At the Closing, pursuant to Section 3.06(a)(ix)(5), the Parent shall wire one million dollars ($1,000,000) (the “Expense Fund Amount”) to the Company Holders’ Representative, which amount will be used for the purposes of paying directly, or reimbursing the Company Holders’ Representative for, any reasonable and documented out-of-pocked third party expenses incurred by the Company Holders’ Representative in connection with the exercise of its duties and obligations pursuant to this Agreement or any Related Agreement. The Company Holders will not receive any interest or earnings on the Expense Fund Amount and hereby irrevocably transfer and assign to the Company Holders’ Representative any interest, right or title that they may otherwise have had in any respect of any such interest or earnings. The Company Holders’ Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its bad faith, gross negligence or willful misconduct. The Company Holders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not make these funds available to its creditors in the event of bankruptcy other than as required by a non-appealable Order from a Governmental Authority. Contemporaneous with or as soon as practicable following the completion of the Company Holders’ Representative’s duties, the Company Holders’ Representative will deliver the balance of the Expense Fund to the Paying Agent for the benefit of, and for further distribution to, the Company Holders on a pro rata basis based on their respective Specified Percentages pursuant to written instructions of the Company Holders’ Representative; provided that a portion of any such amount that is subject to employment tax withholding shall be paid to the Surviving Corporation for payment through the Surviving Corporation’s payroll system no later than the first regularly scheduled payroll date that is at least four (4) Business Days following the Surviving Corporation’s receipt of such funds.

(g) The Company Holders’ Representative will incur no liability of any kind with respect to any action or omission by the Company Holders’ Representative in connection with the Company Holders’ Representative’s services pursuant to this Agreement or any Related Agreement, except in the event of liability resulting from the Company Holders’ Representative’s bad faith, gross negligence or willful misconduct. The Company Holders’ Representative shall not be liable for any action or omission taken based on the written advice of outside counsel. The Company Holders will indemnify, defend and hold harmless the Company Holders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and reasonable and documented out-of-pocket expenses (including the fees and expenses of outside counsel and experts) (collectively, “Representative Losses”) incurred by the Company Holders’ Representative arising out of, in connection with or resulting from the Company Holders’ Representative’s performance of its duties and obligations pursuant this Agreement or any Related Agreement in each case as such Representative Loss is suffered or incurred; provided that, in the event that any such Representative Loss is finally adjudicated to have been caused by the bad faith, gross negligence or willful misconduct of the Company Holders’ Representative, the Company Holders’ Representative will promptly reimburse the Company Holders the amount of such indemnified Representative Loss to the extent attributable to such bad faith, gross negligence or willful misconduct. If not paid directly to the Company Holders’ Representative by the Company Holders and subject to the proviso set forth in the prior sentence, any such Representative Losses may be recovered by the Company Holders’ Representative from (i) the Expense Fund Amount, and (ii) the funds in the Adjustment Escrow Account and the Indemnity Escrow Account at such time as the remaining amounts in the Adjustment Escrow Account or the Indemnity Escrow Account would otherwise be distributable to the Company Holders pursuant to the terms of this Agreement or the Escrow Agreement; provided that, while this section permits the Company Holders’ Representative to be paid from the Expense Fund, the Adjustment Escrow Account and the Indemnity Escrow Account, this does not relieve the Company Holders from their obligation to promptly pay, in accordance with their Specified Percentages, such Representative Losses as they are suffered or incurred, nor does it prevent the Company Holders’ Representative from seeking any remedies available to it at Law or otherwise. In no event will the Company Holders’ Representative be required to advance its own funds on behalf of the Company Holders or otherwise. The Company Holders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Company Holders’ Representative. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on indemnity contained elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Company Holders’ Representative under this Section 10.16 and the terms of the SRS Letter Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement, or caused this Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.

NATIONAL GENERAL HOLDINGS CORP.

By:	/s/ Barry Karfunkel
Name:	Barry Karfunkel
Title:	Chief Executive Officer

BLUEBIRD ACQUISITION CORP.

By:	/s/ Barry Karfunkel
Name:	Barry Karfunkel
Title:	President

ELARA HOLDINGS, INC.

By:	/s/ J. Todd Hagely
Name:	J. Todd Hagely
Title:	EVP & CFO

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Company Holders’ Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Executive Director